Exhibit 10.12

SEVENTEENTH AMENDED AND RESTATED
MASTER LEASE AGREEMENT

BETWEEN

FC-GEN REAL ESTATE, LLC

AND

GENESIS OPERATIONS LLC

MAY 1, 2015

TABLE OF CONTENTS

ARTICLE 1 LEASED PROPERTY, TERM AND DEFINITIONS	1
1.1 Leased Property	1
1.2 Indivisible Lease	1
1.3 Term	2
1.4 Definitions	2
1.5 HCN as Agent	19
1.6 Option Facilities	19
1.6.1 General	19
1.6.2 Restrictions on Transfer	20
1.6.3 Passed Option Property	20
1.6.4 Option Facilities Additional Rent	20
1.7 Certain Facilities Subject to Internal Facility Lease	20
1.8 Certain Leased Property Subject to Ground Leases	21
1.8.1 Ground Lease Parcels	21
1.8.2 Compliance With Ground Leases; Rent Payments Thereunder	21
1.8.3 Termination or Expiration of Ground Lease	21
1.8.4 Remedies	22
1.8.5 Renewal Options	22
ARTICLE 2 RENT	22
2.1 Construction Rent	22
2.2 Base Rent	22
2.3 Annual Base Rent Adjustments	23
2.4 Additional Rent	23
2.5 Place of Payment of Rent	23
2.6 Net Lease	23
2.7 No Termination, Abatement, Etc.	23
2.8 Rent Schedule	24
ARTICLE 3 IMPOSITIONS AND UTILITIES	24
3.1 Payment of Impositions	24
3.2 Definition of Impositions	25
3.3 Escrow of Impositions	26
3.4 Utilities	26
3.5 Discontinuance of Utilities	26
3.6 Business Expenses	26
3.7 Permitted Contests	26
ARTICLE 4 INSURANCE	27
4.1 Property Insurance	27
4.2 Liability Insurance	28
4.3 Builder’s Risk Insurance	28
4.4 Insurance Requirements	29
4.5 Replacement Value	30
4.6 Blanket Policy	30
4.7 No Separate Insurance	30

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4.8 Waiver of Subrogation	30
4.9 Mortgages	31
4.10 Key Man Life Insurance	31
4.11 Insurance for Environmental Matters	31
ARTICLE 5 INDEMNITY	31
5.1 Tenant’s Indemnification	31
5.1.1 Notice of Claim	32
5.1.2 Survivor of Covenants	32
5.2 Environmental Indemnity; Audits; Pre-Existing Conditions	32
5.2.1 General	32
5.2.2 Pre-Existing Conditions	33
5.2.3 Ongoing Monitoring	33
5.3 Limitation of Landlord’s Liability	33
ARTICLE 6 USE AND ACCEPTANCE OF PREMISES	34
6.1 Use of Leased Property	34
6.2 Acceptance of Leased Property	34
6.3 Conditions of Use and Occupancy	34
ARTICLE 7 MAINTENANCE, MECHANICS’ LIENS AND PRE-EXISTING VIOLATIONS	35
7.1 Maintenance	35
7.2 Required Alterations	35
7.3 Mechanic’s Liens	36
7.4 Replacements of Fixtures and Landlord’s Personal Property	36
7.5 Certain Pre-Existing Violations	36
ARTICLE 8 DEFAULTS AND REMEDIES	37
8.1 Events of Default	37
8.2 Remedies	39
8.3 Right of Setoff	41
8.4 Performance of Tenant’s Covenants	41
8.5 Late Payment Charge	41
8.6 Escrows and Application of Payments	41
8.7 Remedies Cumulative	42
8.8 Waivers	42
8.9 Obligations Under the Bankruptcy Code	42
ARTICLE 9 DAMAGE AND DESTRUCTION	42
9.1 Notice Of Casualty	42
9.2 Substantial Destruction	43
9.3 Partial Destruction	43
9.4 Restoration	43
9.5 Insufficient Proceeds	44
9.6 Not Trust Funds	44
9.7 Landlord’s Inspection	44
9.8 Landlord’s Costs	44
9.9 No Rent Abatement	44

ARTICLE 10 CONDEMNATION	44
10.1 Total Taking	44
10.2 Partial Taking	45
10.3 Condemnation Proceeds Not Trust Funds	45
ARTICLE 11 TENANT’S PROPERTY	45
11.1 Tenant’s Property	45
11.2 Requirements for Tenant’s Property	45
ARTICLE 12 RENEWAL OPTION	46
12.1 Renewal Option	46
12.2 Effect of Renewal	46
ARTICLE 13 REPRESENTATIONS AND WARRANTIES	47
13.1 Tenant’s Representations	47
13.2 Landlord’s Representations	48
ARTICLE 14 NEGATIVE COVENANTS	48
14.1 No Debt	48
14.2 No Liens	49
14.3 No Transfer	49
14.4 No Guaranties	49
14.5 Affiliate Contracts	49
14.6 Subordination of Payments to Affiliates	49
14.7 Anti-Terrorism Laws	50
14.8 Anti-Corruption Laws	50
ARTICLE 15 AFFIRMATIVE COVENANTS	50
15.1 Perform Obligations	50
15.2 Proceedings to Enjoin or Prevent Construction	51
15.3 Documents and Information	51
15.3.1 Furnish Documents	51
15.3.2 Furnish Information	51
15.3.3 Further Assurances and Information	52
15.3.4 Material Communications	52
15.3.5 Requirements for Financial Statements	52
15.4 Compliance With Laws	53
15.5 Broker’s Commission	53
15.6 Existence	53
15.7 Financial Covenants	53
15.8 Facility Licensure and Certification	53
15.9 Transfer of License and Facility Operations	53
15.9.1 Licensure	54
15.9.2 Facility Operations	54
15.9.3 IT Equipment	55
15.10 Bed Operating Rights	55
15.11 Cooperation	55
15.12 Project Submissions	55
15.13 Information and Images	55

15.14 Compliance with Anti-Terrorism Laws	55
15.15 Change of Location or Name	56
15.16 Compliance with Anti-Corruption Laws	56
ARTICLE 16 ALTERATIONS, CAPITAL IMPROVEMENTS, AND SIGNS	57
16.1 Prohibition on Restricted Alterations	57
16.2 Approval of Restricted Alterations	57
16.3 Permitted Alterations	57
16.4 Requirements for Alterations	57
16.5 Ownership and Removal of Alterations	58
16.6 Minimum Qualified Capital Expenditures	58
16.7 Signs	58
ARTICLE 17 Option to Purchase	59
ARTICLE 18 ASSIGNMENT AND SALE OF LEASED PROPERTY	59
18.1 Prohibition on Assignment and Subletting	59
18.2 Requests for Landlord’s Consent to Certain Restricted Transfers	59
18.3 Agreements with Residents	60
18.4 Sale of Leased Property	60
18.5 Assignment by Landlord	60
18.6 Beneficial Transfer	61
ARTICLE 19 HOLDOVER AND SURRENDER	61
19.1 Holding Over	61
19.2 Surrender	62
ARTICLE 20 LETTER OF CREDIT	62
20.1 Terms of Letter of Credit	62
20.2 Replacement Letter of Credit	63
20.3 Draws	63
20.4 Partial Draws	64
ARTICLE 21 QUIET ENJOYMENT, SUBORDINATION, ATTORNMENT AND ESTOPPEL CERTIFICATES	64
21.1 Quiet Enjoyment	64
21.2 Subordination	64
21.3 Attornment	64
21.4 Estoppel Certificates	65
ARTICLE 22 FUTURE RIGHTS	65
ARTICLE 23 SECURITY INTEREST	65
23.1 Collateral	65
23.2 Additional Documents	66
23.3 Notice of Sale	67
23.4 Recharacterization	67
ARTICLE 24 MISCELLANEOUS	67
24.1 Notices	67
24.2 Advertisement of Leased Property	68
24.3 Entire Agreement	68

24.4 Severability	68
24.5 Captions and Headings	68
24.6 Governing Law	68
24.7 Memorandum of Lease	68
24.8 Waiver	68
24.9 Binding Effect	68
24.10 No Offer	68
24.11 Modification	69
24.12 Landlord’s Modification	69
24.13 No Merger	69
24.14 Laches	69
24.15 Limitation on Tenant’s Recourse	69
24.16 Construction of Lease	70
24.17 Counterparts	70
24.18 Landlord’s Consent	70
24.19 Custody of Escrow Funds	70
24.20 Landlord’s Status as a REIT	70
24.21 Exhibits	70
24.22 Waiver of Jury Trial	70
24.23 Consent to Jurisdiction	70
24.24 Attorney’s Fees and Expenses	71
24.25 Execution	71

SCHEDULE 1:	RENT SCHEDULE
EXHIBIT A:	LEGAL DESCRIPTIONS
EXHIBIT B:	PERMITTED EXCEPTIONS
EXHIBIT C:	FACILITY INFORMATION
EXHIBIT D:	WIRE TRANSFER INSTRUCTIONS
EXHIBIT E:	DOCUMENTS TO BE DELIVERED
EXHIBIT F:	FINANCIAL CERTIFICATION
EXHIBIT G:	ANNUAL CAPITAL EXPENDITURE CERTIFICATE
EXHIBIT H:	DEVELOPMENT PAYMENT REQUEST
EXHIBIT I:	PENDING PERMITTED ALTERATIONS
EXHIBIT J:	EXISTING SUBLEASES
EXHIBIT K:	ENVIRONMENTAL INSURANCE
EXHIBIT L:	ANNUAL FACILITY CONFIGURATION CERTIFICATE
EXHIBIT M:	ANTI-CORRUPTION AND ANTI-TERRORISM CERTIFICATE
EXHIBIT N:	OPTION FACILITY LEASES
EXHIBIT O:	REQUIRED CAP EX PROJECTS
EXHIBIT P:	EXCLUDED ENTITIES
EXHIBIT Q:	PRE-EXISTING VIOLATIONS
EXHIBIT R:	CAPITAL ENHANCEMENT PROJECTS
EXHIBIT S:	ALLOCATED PAYMENT AMOUNT
EXHIBIT T:	FUTURE RIGHTS
EXHIBIT U:	FINANCIAL COVENANTS

v

EXHIBIT V:	OPTION TO PURCHASE
EXHIBIT W:	CERTAIN DEFINITIONS

SEVENTEENTH AMENDED AND RESTATED MASTER LEASE AGREEMENT

This SEVENTEENTH AMENDED AND RESTATED MASTER LEASE AGREEMENT (“Lease”) is effective as of May 1, 2015 (the “Effective Date”) among FC-GEN REAL ESTATE, LLC, a limited liability company organized under the laws of the State of Delaware (“Landlord”), having its chief executive office located at 4500 Dorr Street, Toledo, Ohio  43615-4040, and GENESIS OPERATIONS LLC, a limited liability company organized under the laws of the State of Delaware (“Tenant”), having its chief executive office located at 101 East State Street, Kennett Square, Pennsylvania 19348.

R E C I T A L S

A.            Landlord and Tenant have previously entered into that certain Sixteenth Amended and Restated Master Lease Agreement dated February 2, 2015, pursuant to which Landlord leased certain of the Leased Property to Tenant and Tenant leased certain of the Leased Property from Landlord (the “Existing Lease”).

B.            Effective as of the Effective Date, Landlord and Tenant desire to amend and restate the Existing Lease as set forth herein.

NOW, THEREFORE, Landlord and Tenant agree that the Existing Lease is hereby amended and restated in its entirety as follows:

ARTICLE 1:        LEASED PROPERTY, TERM AND DEFINITIONS

1.1            Leased Property.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Property, subject, however, to the Permitted Exceptions and subject to the terms and conditions of this Lease.

1.2            Indivisible Lease.  This Lease constitutes one indivisible lease of the entire Leased Property.  The Leased Property constitutes one economic unit and the Base Rent and all other provisions have been negotiated and agreed to, based on a lease of all of the Leased Property as a single, composite, inseparable transaction.  This Lease would not have been made on these terms if it was not a single indivisible lease.  Except as expressly provided herein for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease shall apply equally and uniformly to all the Leased Property as one unit and any Event of Default under this Lease is an Event of Default as to the entire Leased Property.  The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create a single indivisible lease of all the Leased Property and, in particular but without limitation, that for purposes of any assumption, rejection or assignment of this Lease under the Bankruptcy Code, this is one indivisible and nonseverable lease and executory contract dealing with one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Property covered hereby.  The parties may amend this Lease from time to time to include one or more additional Facility Properties as part of the Leased Property and such future addition to the Leased Property shall not in any way change the indivisible and nonseverable nature of this Lease and all of the foregoing provisions shall continue to apply in full force.

1.3            Term.  The initial term (as the same may be extended in accordance with clause [ii] of this Section, the “Initial Term”) of this Lease shall commence on the Original Effective Date and shall expire at 12:00 Midnight Eastern Time on January 31, 2032; provided, however, that Tenant has one option to renew the Lease pursuant to Article 12.

1.4            Definitions.  Except as otherwise expressly provided, [i] the terms defined in this section have the meanings assigned to them in this section and include the plural as well as the singular; [ii] all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as of the time applicable; [iii] the words “herein”, “hereof” and “hereunder” and similar words refer to this Lease as a whole and not to any particular section; and [iv] references to exhibits and sections shall be references to exhibits and sections in this Lease.

“2012 Consent and Amendment Agreement” means that certain Consent and Amendment Agreement dated June 20, 2012, among Landlord, HCN and certain affiliates thereof, together with Tenant.

“2014 Consent and Amendment Agreement” means that certain Consent and Amendment Agreement dated August 18, 2014, among Landlord, HCN and certain affiliates thereof, together with Tenant.

“Acquired Facility” means any [i] Acquisition Project that becomes part of the Leased Property in accordance with Article 22, and [ii] Development Project that becomes part of the Leased Property in accordance with Article 22, individually and collectively.

“Acquired Facility Base Rent” means, [i] for each Acquired Facility that is an Acquisition Project, the Base Rent payable with respect thereto pursuant to Article 22 hereof, as the same may be increased or decreased pursuant to the terms hereof, and [ii] for each Acquired Facility that is a Development Project, the Base Rent payable with respect thereto pursuant to Article 22 hereof, as the same may be increased or decreased pursuant to the terms hereof.

“Acquired Option Facility” has the meaning ascribed to such term in §1.6 hereof.

“Acquired Option Facility Base Rent” means, for each Acquired Option Facility, the Base Rent payable with respect thereto pursuant to §1.6 hereof, as the same may be increased or decreased pursuant to the terms hereof.

“Acquisition Date” means the date that a Facility or Land is added to the Leased Property and demised to Tenant hereunder, which, for the initial Facilities that were subject to this Lease on the Original Effective Date, shall mean the Original Effective Date.

“Acquisition Project” has the meaning ascribed to such term in Exhibit T.  For the avoidance of doubt, the AHC Facilities are Acquisition Projects.

“Acquisition Project Increaser Rate” has the meaning ascribed to such term in Exhibit T.

“Acquisition Project Investment Amount” means, in respect of an Acquisition Project, the aggregate acquisition costs of the land, improvements, fixtures, furniture, equipment and personal property being acquired, and Landlord’s reasonable and reasonably documented closing costs incurred in connection with the acquisition thereof.

“ADA” means the federal statute entitled Americans with Disabilities Act, 42 U.S.C. §12101, et seq.

“Additional Rent” has the meaning set forth in §2.4.

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly, controls, or is controlled by, or is under common control with the aforementioned Person.  Notwithstanding the foregoing, Affiliate, with respect to GEN and any subsidiary of GEN, shall include only GEN and any and all other subsidiaries of GEN but shall not include any shareholders in, or entities in which members of the board of directors of GEN, either have any equity interest or otherwise Control.

“AHC Facility” has the meaning set forth in Exhibit T.

“Alterations” means the Permitted Alterations and the Restricted Alterations, individually and collectively.

“Annual Budget” means Company’s projection of its financial statements for the next fiscal year (or the 12-month rolling forward period, if applicable), which shall be provided to Landlord solely for informational purposes as provided in this Lease and include the balance sheet, statement of income, statement of cash flows, statement of shareholders’ equity and detailed listing of planned Qualified Capital Expenditures for the applicable period.

“Annual Facility Budget” means Tenant’s projection of the Facility Financial Statements for the next fiscal year (or the 12-month rolling forward period, if applicable) which shall be provided to Landlord solely for informational purposes as provided in this Lease.

“Annual Facility Configuration Statement” means the statement in the form attached as Exhibit L.

“Annual Financial Statements” means [i] for Company, an audited balance sheet, statement of income, statement of cash flows and statement of shareholders’ or members’ equity for the most recent fiscal year to include a consolidating schedule of Tenant, Subtenant and all other businesses of Company; and [ii] for each Facility, an unaudited Facility Financial Statement for the most recent fiscal year.

“Annual Rent Increase” means, as of any Rent Adjustment Date, the product of [i] the applicable portion of the Base Rent in effect for the year preceding the Rent Adjustment Date times [ii] the applicable Increaser Rate.  In no event will the Annual Rent Increase be negative.

“Anti-Corruption and Anti-Terrorism Certificate” means Tenant’s certification as to its compliance with §§14.7, 14.8, 15.14, and 15.16 of this Lease in the form attached as Exhibit M.

“Anti-Corruption Laws” means any laws or regulations relating to bribery, extortion, kickbacks, or other similar activities, including, without limitation, the U.S. Foreign Corrupt Practices Act, the United Kingdom Bribery Act, and the Canada Corruption of Foreign Public Officials Act.

“Anti-Terrorism Laws” means any laws or regulations relating to terrorism, money laundering or similar activities, including, without limitation, Executive Order 13224, the U.S. Patriot Act, the laws comprising the Bank Secrecy Act, or the laws administered by OFAC.

“Article 9 of the UCC” means Article 9 of the Uniform Commercial Code as adopted in the State of Delaware.

“Bankruptcy Code” means the United States Bankruptcy Code set forth in 11 U.S.C. §101, et seq., as amended from time to time.

“Base Rent” shall mean the sum of [i] Initial Facility Base Rent (as reduced by the Divested Facility Base Rent Reduction), [ii] Specified Facility Base Rent; [iii] Acquired Option Facility Base Rent, [iv] Acquired Facility Base Rent, and [v] CEP Base Rent, in each case as the same may be increased or decreased from time to time pursuant to the terms hereof.

“Base Rent Commencement Date” means, [i] for any Development Project, the last day of the applicable Construction Period, [ii] for any Capital Enhancement Project, the applicable CEP Funding Date; and, [iii] for each other Facility (including the Facilities that are subject to this Lease on the Effective Date, each Acquisition Project and each Acquired Option Facility), the applicable Acquisition Date, in the case of each clause [i], [ii] and [iii], if such date is the first day of a month, and, if it is not, the first day of the first month following such date.

“Bed Cap” has the meaning set forth in Exhibit W.

“Bed Licensing Requirements” has the meaning set forth in Exhibit W.

“Beneficial Transfer” means any transfer, sale, exchange, assignment, disposition, issuance, pledge, hypothecation, encumbrance, other grant of a security interest, grant of right of first refusal, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer, whether direct or indirect, for value or no value, or voluntary or involuntary.

“Blocked Person” means a person or entity with whom Landlord is restricted by the Anti-Terrorism Laws or reason of inclusion on the OFAC Lists from transacting business of the type contemplated by this Lease.

“Builder’s Risk Policy” has the meaning set forth in §4.3.

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday on which national banks located in the State of New York are not open for general banking business.

“Capital Enhancement Investment Amount” means, in respect of a Capital Enhancement Project, from time to time, the aggregate amounts advanced by Landlord to Tenant for the applicable Capital Enhancement Project.

“Capital Enhancement Project” has the meaning ascribed to such term in Exhibit T.

“Casualty” has the meaning set forth in §9.1.

“CEP Base Rent” means, for each Capital Enhancement Project, the Base Rent payable with respect thereto pursuant to Exhibit T, as the same may be increased or decreased pursuant to the terms hereof.

“CEP Funding Date” has the meaning set forth in Exhibit T.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Change of Control” means, with respect to any Person:

(a)     any acquisition resulting in any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) owning the direct or indirect beneficial ownership of more than fifty percent (50%) of the then outstanding voting equity or economic interests of such Person; or

(b)     any circumstance in which, as of any date, a majority of the Board of Directors of GEN consists of individuals who were not either (i) directors of GEN as of the corresponding date of the previous year, (ii) selected or nominated to become directors by the Board of Directors of GEN of which a majority consisted of individuals described in clause (i) above, or (iii) selected or nominated to become directors by the Board of Directors of GEN of which a majority consisted of individuals described in clause (i) above and individuals described in clause (ii) above, provided, however, in no event shall any Non-Change of Control Event constitute a Change of Control.

 “Closing Date” means February 2, 2015.

“Closing Rate of Return” has the meaning ascribed to such term in Schedule 1 hereto.

“CMS” means the federal agency known as the Centers for Medicare & Medicaid Services within the U.S. Department of Health & Human Services.

“Collateral” has the meaning set forth in §23.1.

“Company” means FC-GEN Operations Investment, LLC, a limited liability company organized under the laws of the State of Delaware.

“Construction Period” means, with respect to any Development Project, the period of time commencing on the date that Landlord acquires title to the land (by deed, assignment of equity interests or other means) or ground lease for such Development Project and ending on the earlier of [i] the date that the final Development Payment for the Development Project is disbursed by Landlord to either of the following:  [a] Tenant pursuant to satisfaction of the disbursement conditions set forth in §3.3 of the Disbursing Agreement, or [b] an escrow account pursuant to the provisions of §5.1 of the Disbursing Agreement; [ii] the date that is nine (9) months after the date the Development Project is scheduled to be completed as set forth in the applicable Project Timetable; [iii] the date that is 45 days after issuance of the final certificate of occupancy for the Development Project; [iv] the date that Tenant delivers to Landlord an AIA form of Certificate of Substantial Completion from Tenant and, if applicable, Tenant’s architect, certifying that the Development Project has been substantially completed; or [v] the Mandatory Completion Date for the Development Project.

“Construction Rate of Return” has the meaning ascribed to such term in Exhibit T hereto.

“Construction Rent” has the meaning set forth in §2.1.

“Control” means (including, with correlative meanings, the terms “Controlling” and “Controlled by”), as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, when the term “Control” is used in reference to any limited liability company, the managing member shall also be deemed to “Control” such limited liability company.

“CPI” means the Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. Cities Average, All Items (1982-84 = 100) published by the Bureau of Labor Statistics of the U.S. Department of Labor; provided that if compilation of the CPI in its present form and calculated on its present basis is discontinued or transferred to any other governmental department or bureau, then the index most nearly the same as the CPI published by the Bureau of Labor Statistics shall be used.  If there is no such similar index, a substitute index which is then generally recognized as being similar to the CPI shall be used, such substitute index to be reasonably selected by Landlord.

“Default Rent” has the meaning set forth in §8.6.

“Development Payments” has the meaning set forth in Exhibit T.

“Development Payment Request” means Tenant’s written request for a Development Payment on the form attached as Exhibit H.

“Development Project” has the meaning set forth in Exhibit T.

“Development Project Investment Amount” means, in respect of a Development Project, the aggregate acquisition and development costs of the Development Project, including the costs to acquire and develop (as applicable) the land, improvements, fixtures, furniture, equipment, personal property, and Landlord’s closing costs, as set forth in the applicable Project Budget as approved by Landlord prior to commencement of the Development Project.

“Disbursing Agreement” means any Master Disbursing Agreement or Disbursing Agreement between Landlord and Tenant setting forth the terms and conditions pursuant to which Landlord shall make Development Payments to Tenant for Development Projects and any amendments thereto or substitutions and replacements therefor.

“Divested Facility Base Rent Reduction” has the meaning set forth in Schedule 1.

“Effective Date” means the date of this Lease.

“Environmental Damages” has the meaning set forth in §5.2.

“Environmental Laws” means all federal, state, and local laws, ordinances and policies the purpose of which is to protect human health and the environment, as amended from time to time, including, but not limited to, [i] CERCLA; [ii] the Resource Conservation and Recovery Act; [iii] the Hazardous Materials Transportation Act; [iv] the Clean Air Act; [v] Clean Water Act; [vi] the Toxic Substances Control Act; [vii] the Occupational Safety and Health Act; [viii] the Safe Drinking Water Act; and [ix] analogous state laws and regulations.

“Event of Default” has the meaning set forth in §8.1.

“Exchange” means any exchange by the direct owners of FC-GEN of their interests in FC-GEN for stock in GEN.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Entities” means the entities identified on Exhibit P.

“Facility” means each facility located on a portion of the Land, being the Facility Property associated with such Facility.  References in this Lease to “the Facility” shall mean each Facility individually unless expressly stated otherwise and “Facilities” shall mean every Facility that forms part of the Leased Property.  For the avoidance of doubt, “Facility” shall not include any Option Facility except to the extent such Option Facility becomes an Acquired Option Facility.  The Facilities in existence on the Effective Date are listed on Exhibit C hereto.

“Facility Financial Statement” means a financial statement for each Facility, which shall include the statement of income, a detailed listing of Qualified Capital Expenditures, the Annual Facility Configuration Statement attached as Exhibit L, occupancy data and census data in sufficient detail to show patient or resident mix in the form of total patient days and total patient revenue, including, but not limited to, a breakdown of payment type by private pay, Medicare and Medicaid patients, and managed care and commercial insurance.  The statement of income shall include [i] a comparison of actual and budgeted revenues and expenses for the current period, year-to-date and year-over-year; [ii] a breakdown of patient and other revenues itemized by payor type; and [iii] a breakdown of operating and non-operating expenses, to the extent reasonably available, including an itemization of facility rental expenses, management fees, bad debt expenses, interest expenses, depreciation expenses, amortization expenses and material non-recurring expenses.

“Facility Name” means the name under which a Facility is doing business during the Term.  The Facility Name in use by each Facility on the Acquisition Date is set forth on the attached Exhibit C.

“Facility Property” means the portion of the Land on which a Facility is located or will be constructed, the legal description of which is set forth beneath the applicable Facility Name on Exhibit A, the Improvements on such portion of the Land, the Related Rights with respect to such portion of the Land, and Landlord’s Personal Property with respect to such Facility.

“Facility State” means the State in which a respective Facility is located or will be constructed.

“Facility States” means, collectively, the States in which the Leased Property is located or will be constructed.

“Facility Sublease” means each sublease pursuant to which a Facility is sublet from Tenant to a Subtenant.

“Facility Uses” means all healthcare related businesses, including, without limitation, residential care, personal care, transitional care, skilled nursing, assisted living facility, independent living facility, nursing home, rest home, memory care center, dementia care center or any long-term or short-term senior care facility, and other consistent and ancillary uses in addition to such primary uses, including, without limitation, rehabilitation and out-patient therapy, dialysis, hospice care and pharmacy and other services now or hereafter customarily provided to residents of such facilities.  As of the Effective Date the specific Facility Use relating to the operation of each Facility, including the type and the number of operating beds and units, is set forth on Exhibit C.

“Fixtures” means all permanently affixed equipment, machinery, fixtures and other items of real and/or personal property (excluding Landlord’s Personal Property and Tenant’s Property), including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, built-in oxygen and vacuum systems, towers and other devices for the transmission of radio, television and other signals, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

“FMV Renewal Rent” has the meaning set forth in Schedule 1.

“Future Rights” means, collectively, HCN’s, Landlord’s or HCN’s or Landlord’s Primary Affiliate’s rights in respect of Proposed Projects pursuant to Exhibit T.

“GEN” means Genesis Healthcare, Inc. (f/k/a Skilled Healthcare Group, Inc.), a Delaware corporation.

“GEN Indebtedness” means indebtedness other than (i) trade debt incurred in the ordinary course of business, (ii) indebtedness from capital lease or similar financing obligations, (iii) non-recourse carve out guaranties provided in connection with permitted indebtedness and (iv) indebtedness that is non-recourse to GEN carried by variable interest entities that are consolidated with GEN pursuant to GAAP.

“Genesis Members” means the direct or indirect beneficial owners of Company as of the Closing Date.

“Governmental Authority” means any United States federal, state or local government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

“Government Authorizations” means all permits, licenses, certificates of need, approvals, consents, and authorizations required to develop, construct or operate the Facilities for the Facility Uses and, to the extent applicable, receive reimbursement under federal Medicare and state Medicaid programs, including, but not limited to, [i] zoning permits, variances, exceptions, special use permits, conditional use permits, and consents; [ii] the permits, licenses and approvals required for licensure; and [iii] building, sign, fire, health, and safety permits, licenses, approvals, and consents.

                                “Ground Lease” means [i] that certain Ground Lease for the Land located at 24 Fusting Avenue, Baltimore, Maryland between Baltimore Gas & Electric Company, as ground lessor, and Catonsville Meridian Limited Partnership, as ground lessee; and [ii] each other lease for a Ground Lease Parcel identified as a “Permitted Exception” with respect to such Ground Lease Parcel on Exhibit B hereto, individually and collectively.

                                “Ground Lease Parcel” means [i] the Land located at 24 Fusting Avenue, Baltimore, Maryland and [ii] the Land related to each Facility identified on Exhibit C as a “Ground Lease Parcel”, individually and collectively.  Except as specifically set forth herein, “Facility” includes each Ground Lease Parcel.

“Guarantor” means Company, GEN, Subtenant and Manager (if any), individually and collectively.

“Guaranty” means the Seventeenth Amended and Restated Unconditional and Continuing Lease Guaranty dated the Effective Date, entered into by Guarantor to guarantee payment and performance of the Obligor Group Obligations and certain other obligations and any amendments thereto or substitutions or replacements therefor.

“Hazardous Materials” means [i] [any substance the presence of which poses a hazard to the health or safety of persons on or about the Land, including, but not limited to,] asbestos or asbestos-containing materials, polychlorinated biphenyls (PCBs), radon gas, any explosive or radioactive substances; [ii] any substance which requires removal or remediation under any Environmental Law, including, without limitation, any substance which is toxic, explosive, flammable, radioactive, or otherwise hazardous; or [iii] any substance which is regulated under or classified under any Environmental Law as hazardous or toxic, including, but not limited to, any substance within the meaning of “hazardous substance”, “hazardous material”, “hazardous waste”, “toxic substance”, “regulated substance”, “solid waste” or “pollutant” as defined in any Environmental Law.

“HCN” means Health Care REIT, Inc., a corporation organized under the laws of the State of Delaware.

“HCN Landlord” has the meaning set forth in §1.7.

“Impositions” has the meaning set forth in §3.2.

“Improvements” means all buildings, structures, Fixtures and other improvements of every kind on any portion of the Land, including, but not limited to, alleys, sidewalks, utility pipes, conduits and lines, parking areas and roadways appurtenant to such buildings and structures, now or hereafter situated upon any portion of the Land.

“Increaser Rate” has the meaning set forth in Schedule 1.

“Information and Images” has the meaning set forth in §15.13.

“Initial Facility Base Rent” means $198,000,000.

“Initial Facility Investment Amount” means $2,400,000,000.

“Initial Term” has the meaning set forth in §1.3.

“Institutional Lender” means [i] any savings bank, a savings and loan association, a commercial bank or trust company (whether acting individually or in a fiduciary capacity) or a Primary Affiliate of the foregoing, [ii] an insurance company organized and existing under the laws of the United States or any state thereof, [iii] a loan conduit or other similar investment entity which (a) is regularly engaged in the business of providing debt financing and (b) acts through an institutional trustee, [iv] an educational or eleemosynary institution, a federal, state, or municipal employee’s welfare, benefit, pension or retirement fund, any governmental agency or entity insured by a governmental agency, a credit union, trust or endowment fund, [v] any brokerage or investment banking organization regularly engaged in the business of providing debt financing, or [vi] any combination of the foregoing entities and any other Person approved by Landlord, such approval not to be unreasonably withheld, delayed or conditioned; provided that each of the above entities shall qualify as an Institutional Lender only if it shall (1) be subject to service of process within the State of Ohio or the State of New York and (2) have a net worth, directly or indirectly, of not less than two hundred fifty million dollars ($250,000,000.00) and net assets, directly or indirectly, of not less than one billion dollars ($1,000,000,000.00).  “Institutional Lender” shall also mean any institutional trustee, servicer or fiduciary for the holders of bonds, notes, commercial paper or other evidence of indebtedness as part of a securitization of rated single or multi-class securities secured by, or evidencing ownership interests in, such debt.

“Internal Facility Lease” has the meaning set forth in §1.7.

“Investment Amount” means, at any time, the sum of [i] the Initial Facility Investment Amount, [ii] the aggregate Option Facility Investment Amounts, [iii] the aggregate Acquisition Project Investment Amounts, [iv] the aggregate Development Project Investment Amounts and [v] the aggregate Capital Enhancement Investment Amounts.  A table of Investment Amounts for the Leased Property, dated as of the date hereof, has been provided to Tenant.

“Issuer” means a financial institution satisfactory to Landlord issuing the Letter of Credit and such Issuer’s successors and assigns.  Any “Issuer” shall have a Kroll Bond Rating of “C+” or higher at all times throughout the Term.

“IT Equipment” means all information technology equipment and devices located at each Facility on the applicable Acquisition Date, and any replacements thereof or additions thereto, including any software included therein.  IT Equipment shall include, without limitation, computer related equipment (such as desktop computers, portable computers (laptops), portable devices (tablets and other hand held devices), monitors and printers), network hardware (such as wireless AP, routers, switches, controllers and UPS) and miscellaneous items (such as system carts, system kiosks, projectors and time clocks).

“Land” means the real property described in Exhibit A attached hereto.

“Landlord” has the meaning set forth in the introductory paragraph of this Lease.

“Landlord’s Personal Property” means all Personal Property owned by Landlord on the Acquisition Date and located at a Facility or, in the case of a Development Project, which will be located at the applicable Facility upon the conclusion of the Construction Period, together, in each case, with any and all replacements thereof, and all Personal Property that pursuant to the terms of this Lease becomes the property of Landlord at the expiration or earlier termination of the Lease, in each case, excluding the IT Equipment.

“LC Proceeds” has the meaning set forth in §20.3

“Lease” means this Master Lease Agreement, as amended from time to time.

“Lease Documents” means this Lease and all documents executed by Landlord and/or Tenant relating to this Lease or the Facilities.

“Leased Property” means all of the Land, Facilities, Improvements, Related Rights and Landlord’s Personal Property.

“Legal Requirements” means all laws, regulations, rules, orders, writs, injunctions, decrees, certificates, requirements, agreements, conditions of participation and standards of any federal, state, county, municipal or other governmental entity, administrative agency, including, but not limited to, [i] zoning, building, fire, health, safety, sign, and subdivision regulations and codes; [ii] certificate of need laws (if applicable); [iii] licensure to operate as each Facility in accordance with its respective Facility Uses; [iv] Medicare and Medicaid certification requirements (if applicable); [v] the ADA; and [vi] any Environmental Laws.

“Letter of Credit” means an irrevocable and transferable letter of credit in an original amount equal to the Letter of Credit Original Amount specified in Exhibit U, issued by Issuer in favor of Landlord as security for the Lease and in form acceptable to Landlord, and any amendments thereto or replacements or substitutions therefor.  Notwithstanding the foregoing, “Letter of Credit” shall include any “Replacement Letter” as defined in §20.1 hereof.

“Liquidity” means Cash and Cash Equivalents plus the availability to borrow cash under any account receivable credit line, supported by a certificate in form and substance acceptable to Landlord evidencing that Company, GEN or Tenant has sufficient availability to borrow cash under an accounts receivable line of credit.

“Management Group” has the meaning set forth in the 2014 Consent and Amendment Agreement.

“Manager” means any manager of a Facility.  As of the Effective Date, each Facility is self-managed by Tenant. If a Manager is appointed to manage a Facility, such Manager must be, directly or indirectly, wholly owned by Company.

“Mandatory Completion Date” means the date by which Tenant shall complete construction of a Development Project and satisfy all conditions for final disbursement of Development Payments to Tenant pursuant to §3.3 of the Disbursing Agreement, which date may be extended pursuant to the force majeure provisions of the Disbursing Agreement.  The Mandatory Completion Date for each Development Project is set forth in Exhibit T.

“Material Deficiency” means (a) a G, H, I, J, K or L scope and severity, or a substandard quality of care citation, for which the Facility is not deemed to be in substantial compliance after a first revisit survey; (b) any deficiency, regardless of the severity, for which the Facility is not deemed to be in substantial compliance upon a second (or later) revisit survey; (c) issuance of any written notice of revocation or termination of a material Governmental Authorization necessary to operate the Facility, other than routine survey correspondence which references revocation or termination as an available remedy; (d) any Immediate Jeopardy determination that has not been removed within twenty-four (24) hours; (e) involuntary state monitoring; (f) a ban on new admissions that is not removed within sixty (60) days after receipt of written notice of the ban; or (g) a denial of payment which is not removed within sixty (60) days after receipt of written notice of the denial.

“Material Obligation” means [i] any indebtedness secured by a security interest in the accounts receivable of Tenant, Subtenant or Guarantor; [ii] any indebtedness or lease of Tenant, Subtenant or Guarantor or of any other party that has been guaranteed by Tenant or Subtenant that has an outstanding principal balance or obligation in an amount not less than $500,000.00; [iii] any obligation to or agreement with the Issuer relating to the Letter of Credit; [iv] any Facility Sublease; or [v] any Purchase Option.

“Merger Effective Date” means December 1, 2012.

“Non-Change of Control Event” has the meaning set forth in Exhibit W.

“Obligor Group Obligations” means all payment and performance obligations of Tenant, Subtenant, Guarantor and any of their respective Affiliates to Landlord or any Landlord Affiliate in connection with this Lease, the 2012 Consent and Amendment Agreement, the 2014 Consent and Amendment Agreement or (to the extent the same affects any Purchase Option) any Option Facility Sublease and all documents executed by Tenant, Subtenant, Guarantor or any Affiliate in connection therewith.

“Occupancy Agreement” shall mean any agreement between Tenant or Subtenant, as the provider, and an individual, as the occupant, pursuant to which such individual is entitled to occupy a bed at a Facility.

“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

“OFAC Lists” means lists of known or suspected terrorists or terrorist organizations published by OFAC.

“Option Facility” means each of the facilities listed on Exhibit N hereto, which facilities are subject to the Option Facility Leases.

“Option Facility Investment Amount” has the meaning set forth in §1.6.

“Option Facility Lease” means each lease, the tenant’s interest in which was assumed by an Option Facility Sublessor as of the Original Effective Date, identified on Exhibit N hereto.

“Option Facility Sublease” means each sublease pursuant to which an Option Facility is sublet from the Option Facility Sublessor to an Option Facility Sublessee.

“Option Facility Sublessee” means each of Tenant and any Tenant Affiliate that is a sublessee under an Option Facility Sublease.

“Option Facility Sublessor” means each of Landlord and any Landlord Affiliate that is a tenant under an Option Facility Lease and a sublessor under an Option Facility Sublease.

“Organization State” means the State in which an entity is organized.

“Original Effective Date” means April 1, 2011.

“Passed Option Property” has the meaning set forth in §1.6.3.

“Periodic Financial Statements” means [i] for Tenant and Company, an unaudited consolidated balance sheet, statement of income and statement of cash flows for the most recent quarter; and [ii] for each Facility, an unaudited Facility Financial Statement for the most recent month].  The statement of income shall include [a] a comparison of actual and budgeted revenues and expenses for the current period, year-to-date and year-over-year; [b] a breakdown of patient and other revenues itemized by payor type and [c] a breakdown of operating and non-operating expenses to the extent reasonably available, including, but not limited to, an itemization of facility rental expenses, management fees, bad debt expenses, interest expenses, depreciation expenses, amortization expense and material non-recurring expenses.

“Permitted Alterations” has the meaning set forth in Exhibit W.

“Permitted Company Transfer” means [a] any Transfer by GEN of all or any substantial portion of the assets relating to GEN’s rehabilitation therapy business or its interest in any Person associated therewith if GEN: [i] has met all requirements necessary to Transfer assets generally as set forth in clause [c] of this definition; [ii] has provided evidence, subject to Landlord’s reasonable due diligence and approval, that, after such Transfer, GEN will have a GEN Coverage Ratio of not less than 1.50 to 1.00 and Tenant will have a Tenant Coverage Ratio of not less than 1.5 to 1.0, each on a pro forma basis after taking into account such Transfer; and [iii] requires the transferee of such business to continue to provide services pursuant to the then existing rehabilitation therapy services contract or enter into a contract with Tenant to provide rehabilitation therapy services, in each case consistent with past practice; [b] any Transfer of assets by a Person that is not, directly or indirectly, wholly owned by GEN, or [c] any Transfer by GEN of any of its assets, or any Transfer of any assets by any Person that is, directly or indirectly, wholly owned by GEN (not to include Tenant or any assets of Tenant or Subtenant) other than transfers covered by clause [a] and [b] of this definition, provided that, for Transfers to be permitted under this clause [c], as of the date of such Transfer, [i] there shall be no uncured Events of Default; and [ii] GEN, Tenant and Subtenant shall be in compliance (on a pro forma basis after taking into account such Transfer) with all covenants and requirements set forth in this Lease.

“Permitted Exceptions” means all easements, liens, encumbrances, restrictions, agreements and other title matters existing as of the Acquisition Date, including, without limitation, the exceptions to title set forth on Exhibit B attached hereto, and any sublease of any portion of the Leased Property made in accordance with Article 18.

“Permitted Liens” means [i] liens granted to Landlord or any Landlord Affiliate; [ii] liens customarily incurred by Tenant or Subtenant in the ordinary course of business for items not delinquent, including mechanic’s liens and deposits and charges under workers’ compensation laws; [iii] liens for taxes and assessments not yet due and payable; [iv] any lien, charge, or encumbrance which is being contested in good faith pursuant to this Lease; [v] the Permitted Exceptions; [vi] purchase money financing and capitalized equipment leases for the acquisition of Personal Property provided, however, that Landlord obtains a nondisturbance agreement from the purchase money lender or equipment lessor in form and substance as may be reasonably satisfactory to Landlord for any such financing where the original cost of the equipment financed exceeds $250,000.00; [vii] any easement granted by Landlord, at Landlord’s reasonable discretion, at the request of Tenant which is necessary to (A) obtain utilities or other services for the Facilities in the ordinary course of Tenant’s or any Subtenant’s business or (B) satisfy requests from local authorities in respect of, without limitation, township projects; [viii] liens granted on property other than the Collateral in respect of any working capital facilities of Tenant, including, without limitation, liens on Tenant’s and Subtenant’s accounts receivable; [ix] liens granted in respect of the assets of the Excluded Entities and [x] pledges of equity interests in Company, Tenant or Subtenant to Institutional Lenders (provided that such pledges shall not secure borrowings related to lines of credit primarily secured by accounts receivable), the terms of which provide that any Change of Control resulting from a foreclosure on any such pledges, shall be subject to the reasonable consent of Landlord.

“Permitted Subleases” means [i] the leases with respect to the Facilities which were put in place prior to the Original Effective Date or, with respect to a Facility not subject to this Lease on the Original Effective Date, the date that such Facility became subject to this Lease, which, by the execution of this Lease, shall hereafter be subleases, each of which is listed on Exhibit J attached hereto; [ii] Occupancy Agreements which comply with the terms hereof, [iii] each sublease, license, use and/or occupancy agreement entered into with Affiliates of Tenant which comply with the terms hereof, including, without limitation, each Facility Sublease, and [iv] each arm’s length sublease, license, use and/or occupancy agreement that is not otherwise permitted by the foregoing clauses that is entered into by Tenant or any Subtenant with any Person for the provision of services to occupants of the Facility (e.g., subleases for hospice services, dialysis, cafes and beauty shops); provided, however, in no event shall any Permitted Subleases under this clause [iv] demise the use of more than 10% of any Facility’s floor space.

“Permitted Transfer” means any of the following: [i] an assignment of this Lease or a Facility Sublease by Tenant or Subtenant to a Primary Affiliate thereof; [ii] the imposition (whether or not consensual) of any Permitted Lien; [iii] a Transfer of any interest in Company, Tenant or Subtenant which does not result in a Change of Control of such Person; [iv] a Permitted Sublease; [v] a Permitted Company Transfer; [vi] an initial public offering of equity in Company or Tenant; [vii] Transfers comprised of the incurrence of indebtedness and liens created in connection therewith, in each case to the extent permitted by the terms of this Lease, [viii] Transfers of Excluded Entities to Primary Affiliates of Company; [ix] any other Transfer approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, provided that the proposed transferee [a] is a creditworthy entity with sufficient financial stability to satisfy the financial obligations hereunder; [b] has (or the majority of its senior managers each individually have) not less than 10 years experience in operating health care facilities for the purpose of the applicable Facility Uses; [c] has a favorable business and operational (including quality of care) reputation and character in the industry; and [d] acknowledges, or in the case of an assignment assumes, in writing all of the terms of this Lease on the part of Tenant to be performed hereunder from and after the date of such Transfer; and [x] the exchange or Transfer of all or any portion of the stock in GEN held by Genesis Members, including interests received by participants in Genesis Healthcare LLC Management Incentive Compensation Plan.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust or other legal entity.

“Personal Property” means all machinery, equipment, furniture, furnishings, movable walls or partitions, computers (and all associated software), trade fixtures and other personal property (but excluding consumable inventory and supplies owned by Tenant) used in connection with the Leased Property, together with all replacements and alterations thereof and additions thereto, except items, if any, included within the definition of Fixtures or Improvements.

“Plans and Specifications” has the meaning set forth in §16.2.

“Pre-Existing Violations” has the meaning set forth in §7.5.

“Primary Affiliate” means, with respect to a Person, any other Person that directly or indirectly, primarily controls, or is primarily controlled by, or is under primary common control with the aforementioned Person.  “Primary Control” (and the correlative meanings of the terms “controlled by” and “under common control with”) means, with respect to this definition of “Primary Affiliate”, the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of such Person.

“Principal” has the meaning set forth in the 2014 Consent and Amendment Agreement.

“Project Budget” has the meaning set forth in Exhibit T.

“Project Timetable” has the meaning set forth in Exhibit T.

“Proposed Projects” has the meaning ascribed to such term in Exhibit T.

“Publicly Listed Entity” means any Person whose equity securities are listed for trading on the NYSE, Nasdaq or other nationally recognized exchange.

“Purchase Agreement” means that certain Equity Purchase Agreement dated February 28, 2011, among HCN, FC-GEN Investment, LLC and Company.

“Purchase Option” has the meaning set forth in §1.6.1.

“Qualified Capital Expenditures” means the expenditures capitalized on the books of Tenant or Subtenant for any of the following:  replacement of furniture, fixtures and equipment, including refrigerators, ranges, major appliances, bathroom fixtures, doors (exterior and interior), central air conditioning and heating systems (including cooling towers, water chilling units, furnaces, boilers and fuel storage tanks) and major replacement of siding; major roof replacements, including major replacements of gutters, downspouts, eaves and soffits; major repairs and replacements of plumbing and sanitary systems; overhaul of elevator systems; major repaving, resurfacing and sealcoating of sidewalks, parking lots and driveways; repainting of entire building exterior; but excluding major alterations, renovations, additions and normal maintenance and repairs.

“REIT” has the meaning set forth in §24.20.

“Related Rights” means all easements, rights (including bed operating rights) and appurtenances relating to the Land and the Improvements.

“Renewal Date” means the first day of the Renewal Term.

“Renewal Option” has the meaning set forth in §12.1.

“Renewal Term” has the meaning set forth in §12.1.

“Rent” means Construction Rent, Base Rent, Additional Rent and Default Rent.

“Rent Adjustment Date” means, with respect to [i] any AHC Facility, January 1, 2013 and each anniversary thereof; and [ii] any other Facility or Capital Enhancement Project, each anniversary of the applicable Base Rent Commencement Date.

“Rent Schedule” means, with respect to any Facility or Capital Enhancement Project, the schedule showing the applicable Base Rent to be paid by Tenant pursuant to the terms of this Lease, as such schedule is updated from time to time by Landlord pursuant to the terms hereof, individually and collectively.  The initial Rent Schedule for the Facilities subject to this Lease as of the Effective Date is attached to this Lease as Schedule 1.  For any Acquisition Project, Acquired Option Facility, Development Project and Capital Enhancement Project, Tenant and Landlord shall mutually agree to a Rent Schedule prior to the date by which the payment of Base Rent is to commence with respect thereto pursuant to the terms hereof.

“Replacement Operator” has the meaning set forth in §15.9.1.

“Restricted Alterations” means any changes, alterations, additions and/or improvements to any Facility other than Permitted Alterations.

“Restricted Transfer” means any Transfer, in whole or in part, by GEN, Company, Tenant, any Subtenant or any of their Affiliates, of any of the following or any interest therein: [i] this Lease, [ii] the Leased Property, [iii] Company, [iv] Tenant, [v] Subtenant, or [vi] any assets of Company, Tenant or Subtenant, other than, in each case, a Permitted Transfer.

“Revolving Loan” means that certain loan to Tenant and certain of its Affiliates made pursuant to that certain Third Amended & Restated Credit Agreement among Tenant, Genesis Healthcare LLC, Sun Healthcare Group, Inc. and certain of their Affiliates, and General Electric Capital Corporation, GE Capital Markets, Inc. and Barclays Bank PLC, dated on or about February 2, 2015, as amended from time to time.

“Secured Party” has the meaning set forth in §23.1.

“Specified Facility” has the meaning set forth in Schedule 1.

“Specified Facility Base Rent” means, for each Specified Facility, for the period commencing upon the applicable Base Rent Commencement Date and ending on the day preceding the first anniversary of such Base Rent Commencement Date, an amount equal to the product of [i] the Investment Amount for such Specified Facility, multiplied by [ii] the applicable Specified Facility Rate of Return, as the same may be increased or decreased pursuant to the terms hereof.

“Specified Facility Rate of Return” has the meaning ascribed to such term in Schedule 1 hereto.

“Subtenant” means each entity identified on Exhibit C that subleases a Facility from Tenant and is the licensed operator of such Facility, individually and collectively.

“Sun Peak Facility” means certain senior housing facilities located in Midwest City, Oklahoma and Oklahoma City, Oklahoma which were previously subject to this Lease and which were sold to a third party and deleted from this Lease on March 15, 2013, individually and collectively.

“Sun Peak Retained Indemnity Obligations” means [i] any actual out of pocket costs and/or expenses incurred by Landlord in connection with the purchase and/or sale of the Sun Peak Facility as a result of any act committed by Tenant or Guarantor or an Affiliate thereof which is determined by a court of competent jurisdiction to constitute fraud or material misrepresentation; or [ii] any of Tenant’s or Guarantor’s or an Affiliate thereof’s obligations to indemnify Landlord (or to guaranty Tenant’s obligation to indemnify Landlord) with respect to the Sun Peak Facilities under the terms of the Lease and/or the Guaranty [a] from and against any third party claims, which shall include the claims of governmental entities, quasi-governmental entities and any Person other than Tenant, arising under the Lease and which arose and/or relate to any time during the period prior to the closing of the sale of the Sun Peak Facilities including, but not limited to, with respect to any non-monetary Event of Default which may be outstanding at such time and [b] pursuant to §5.2 of the Lease.  For purposes of this definition, [1] the payment of any Impositions shall constitute a Third-Party Claim and [2] Landlord’s ability to demonstrate either before or after the closing of the sale of the Sun Peak Facilities that the fair market value of the Sun Peak Facility exceeds the consideration paid therefor shall not constitute fraud or material misrepresentation on the part of Tenant, Guarantor or their Affiliates, it being understood and agreed that such consideration was negotiated by Landlord and Tenant in an arms-length transaction and was agreed to by Landlord knowingly and voluntarily.

“Taking” has the meaning set forth in §10.1.

“Tenant” has the meaning set forth in the introductory paragraph of this Lease.

“Tenant Coverage Ratio” has the meaning set forth in Exhibit U.

“Tenant’s Financial Certification” means the certification in the form attached Exhibit F.

“Tenant Parties” means Company, GEN and their respective direct and indirect wholly owned subsidiaries (including any subsidiary wholly owned collectively by Company, GEN or any of their respective direct or indirect wholly owned subsidiaries).

“Tenant’s Property” has the meaning set forth in §11.1.

“Term” means the Initial Term and the Renewal Term.

“Term Loan” means that certain loan to Company, an Affiliate of Tenant, and certain of its Affiliates, made pursuant to that certain Term Loan Agreement among Company and certain of its Affiliates, and General Electric Capital Corporation, GE Capital Markets, Inc. and Barclays Bank PLC, dated December 3, 2012.

“Transfer” means any [i] sublease or other arrangement (including, but not limited to, management agreements, concessions, licenses, and easements) which allows a third party any rights of use or occupancy, [ii] sale, [iii] exchange, [iv] assignment, [v] merger, [vi] consolidation, [vii] disposition, [viii] pledge, [ix] hypothecation, [x] encumbrance, [xi] other grant of a security interest, [xii] grant of right of first refusal, [xiii] change in ownership, [xiv] conveyance in trust, [xv] gift, [xvi] transfer by bequest, devise or descent, or [xvii] other transfer, including a transfer to a receiver, levying creditor, trustee or receiver in bankruptcy or a general assignment for the benefit of creditors, in each case, of any asset or equity interests, whether direct or indirect, for value or no value, or voluntary or involuntary (including, in each case, by operation of law or other legal or equitable proceedings).

1.5          HCN as Agent.  Landlord hereby irrevocably appoints HCN as the agent and lawful attorney-in-fact of Landlord to act for Landlord for all purposes and actions of Landlord under this Lease and the other Lease Documents and Tenant shall be entitled to conclusively rely on any action taken or notice given by HCN as being by or from Landlord in respect of this Lease notwithstanding the receipt of any notice from any entity comprising Landlord withdrawing HCN’s right to act is its agent and lawful attorney-in-fact.  All notices, consents, waivers and all other documents and instruments executed by HCN pursuant to the Lease Documents from time to time and all other actions of HCN as agent for Landlord under the Lease Documents shall be binding upon Landlord.  All Rent payable under this Lease shall be paid to HCN.  Secured Party appoints HCN as its agent and representative and lawful attorney-in-fact to act for Secured Party for all purposes and actions related to the security interest granted under Article 23, including, but not limited to, the filing of financing statements.

1.6          Option Facilities.

1.6.1       General  Each Option Facility is (a) being sublet by the applicable Option Facility Sublessor to the applicable Option Facility Sublessee pursuant to the applicable Option Facility Sublease and (b) subject to a purchase option (each such option, a “Purchase Option”) in favor of the applicable Option Facility Sublessor pursuant to the terms provided in each Option Facility Lease or separate Option Agreement.  If any Option Facility Sublessor exercises its Purchase Option with respect to an Option Facility (upon such purchase, an “Acquired Option Facility”) pursuant to the terms of the applicable Option Facility Lease or Option Agreement, then such Option Facility shall, upon the closing of the acquisition, immediately become included as “Leased Property” hereunder and the parties hereto shall promptly execute and deliver such documentation as may be necessary to implement such inclusion.  Without limiting the foregoing, the parties shall execute and deliver such documentation as is necessary to reflect that [i] the Investment Amount will be increased by an amount equal to the option price applicable to the Purchase Option, as listed on Exhibit N plus Option Facility Sublessor’s and Landlord’s reasonable and reasonably documented costs and expenses (including legal fees) incurred in connection with the exercise thereof (the “Option Facility Investment Amount”); [ii] Acquired Option Facility Base Rent shall commence with respect to such Acquired Option Facility on the applicable Base Rent Commencement Date and, for the period commencing on such Base Rent Commencement Date and ending on the day preceding the first anniversary of such Base Rent Commencement Date, such annual Acquired Option Facility Base Rent for such Acquired Option Facility shall be equal to the product of the Closing Rate of Return multiplied by the Option Facility Investment Amount; and [iii] the Initial Term shall not be extended as a result of the inclusion of the Acquired Option Facility in the Leased Property.

1.6.2                     Restrictions on Transfer.  Pursuant to the terms of the applicable Option Facility Sublease, no Option Facility Sublessor may Transfer any Purchase Option without Tenant’s prior written consent; provided, however, such restriction shall not prevent the Transfer of any Purchase Option together with a transfer of every other then remaining Purchase Option to an entity that, together with its Affiliates, is acquiring all of Landlord’s and Landlord’s Affiliate’s interests in all of the Facilities and Option Facilities, this Lease and every Option Facility Sublease.  Any attempted Transfer of any Purchase Option in violation hereof without Tenant’s consent shall be void ab initio.

1.6.3                         Passed Option Property.  Each Option Facility Sublessor shall be obligated, pursuant to the terms of the applicable Option Facility Sublease, to notify Tenant in writing, no later than one (1) year prior to the last date the applicable Purchase Option may be exercised, as to whether the Option Facility Sublessor intends to exercise such Purchase Option.  If an Option Facility Sublessor notifies Tenant that it does not intend to exercise the Purchase Option with respect to its Option Facility (a “Passed Option Property”), the Option Facility Sublessor shall be deemed to have unconditionally and irrevocably assigned the Purchase Option, without any further action on behalf of any party, to Tenant or, if Tenant so elects, a nominee of Tenant, and Tenant or its nominee, as applicable, shall have the right to exercise such Purchase Option on its own behalf. If the terms of the Purchase Option would not permit Tenant or its nominee to exercise the Purchase Option, the applicable Option Facility Sublessor, at Tenant’s sole cost and expense, shall exercise such Purchase Option at Tenant’s direction and cause the applicable Passed Option Property to be conveyed to Tenant or its nominee (as applicable). Any Passed Option Property acquired by Tenant or a nominee thereof shall not be subject to any of the terms of this Lease.

1.6.4                                 Option Facilities Additional Rent.  If, pursuant to the terms of Section 5.1.A of that certain Subordination, Attornment and Non-Disturbance Agreement dated May 1, 2013 (as amended, the “SNDA”) among each Prime Landlord identified on Exhibit N hereto, Option Facility Sublessor, Option Facility Sublessee and certain other parties, Option Facility Sublessor or any other Affiliate of Landlord makes any deposit with Lender (as defined therein), Tenant shall, or shall cause an Affiliate of Tenant to, immediately pay to Landlord or Landlord’s designee the full amount of such deposit as Additional Rent.  If such deposit provided to Lender is either [i] returned to Landlord or [ii] credited against Landlord’s purchase price for the Option Facilities, then such Additional Rent payment will be credited against Base Rent in the next immediate period after which Landlord has received such return of the deposit or such credit.

1.7                               Certain Facilities Subject to Internal Facility Leases.  Notwithstanding any other provision hereof to the contrary, Tenant acknowledges that Landlord does not possess a fee simple interest in the Land upon which certain of the Facilities are located.  Instead, Landlord’s interest in each such Facility and the Leased Property related thereto consists of the tenant’s leasehold interest under certain leases (individually and collectively, the “Internal Facility Lease”) between Landlord, as tenant, and certain Landlord Primary Affiliates, as landlord (each a “HCN Landlord”), which grant to Tenant certain nondisturbance rights.  Therefore, Tenant’s interest in certain of the Facilities hereunder is actually in the nature of a sublease, rather than a lease.  Except as expressly set forth herein, the terms of this Lease shall apply to and constitute the sublease by Landlord of the applicable Facilities and related Facility Property to Tenant.  Tenant acknowledges receipt of a copy of each Internal Facility Lease.  Tenant shall not be responsible for any payment not otherwise referenced herein which is owed from Landlord to HCN Landlord under any Internal Facility Lease.

1.8                               Certain Leased Property Subject to Ground Leases.

1.8.1                     Ground Lease Parcels.  Notwithstanding any other provision hereof to the contrary, Tenant acknowledges that the applicable HCN Landlord does not possess a fee simple interest in the Ground Lease Parcels.  Instead, the applicable HCN Landlord’s interest in each Ground Lease Parcel and the Leased Property related thereto consists of the tenant’s leasehold interest under the applicable Ground Lease.  Therefore, Tenant’s interest in the Ground Lease Parcels hereunder is actually in the nature of a sub-sublease.  Except as expressly set forth herein, the terms of this Lease shall apply to and constitute the sub-sublease by Landlord of the Ground Lease Parcels and related Leased Property to Tenant.  Tenant acknowledges receipt of a copy of each Ground Lease from the lessor thereof.  Tenant acknowledges that Landlord has made no representation to Tenant with respect to the terms of the Ground Leases and that Tenant is relying solely on its lessee predecessor in interest or the lessor of each Ground Lease Parcel with respect to the terms, provisions and status of the Ground Leases.  Landlord shall not enter into, and shall prevent the HCN Landlords from entering into, any amendment to any Ground Lease which increases Tenant’s obligations or decreases Tenant’s rights hereunder without the prior consent of Tenant nor shall any such parties take any action which would cause a default under a Ground Lease, other than, in each such case, to a de minimis extent.

1.8.2                     Compliance With Ground Leases; Rent Payments Thereunder.  In addition to its other obligations under this Lease, Tenant hereby agrees to timely comply with each and every term of each Ground Lease without notice or demand therefor by Landlord.  Without limiting the foregoing, Tenant acknowledges and agrees that any and all amounts payable by tenant or lessee under the terms of the Ground Leases, including rent, shall be the sole responsibility of Tenant and shall be paid directly to the applicable landlords by Tenant and Tenant shall provide evidence of such payments to Landlord within five (5) days of each such payment Tenant, on demand, shall pay to Landlord any additional funds necessary to pay and discharge the obligations of the tenant or lessee arising under the Ground Leases.  The receipt by Landlord of such payments from Tenant shall only be as an accommodation to Tenant and the landlords under the Ground Leases, and shall not be construed as rent or income to Landlord, Landlord serving, if at all, only as a conduit for delivery purposes.

1.8.3                     Termination or Expiration of Ground Lease.  Notwithstanding the provisions of §1.3 hereof, if Landlord’s rights to a Ground Lease Facility are terminated under the applicable Ground Lease, then the Term of this Lease shall be deemed terminated with respect to the applicable Ground Lease Parcel.  If any such termination (a) is due to any act or omission by Tenant, including Tenant’s failure to comply with this Section 1.8, the Base Rent payable hereunder and the Investment Amount shall not be reduced, and (b) is not due to any act or omission by Tenant, the Base Rent payable hereunder and the Investment Amount shall be equitably reduced as agreed between Landlord and Tenant.

1.8.4                     Remedies.  In addition to the remedies provided for in §8.2 hereof, Landlord shall have the right, upon the occurrence of an Event of Default under the Lease, to accelerate the payment of any or all amounts then or thereafter payable by tenant or lessee under the terms of the Ground Leases, including rent.

1.8.5                     Renewal Options. Tenant acknowledges the renewal options contained within the Ground Leases, if any, as of the Effective Date shall be exercisable by Landlord and Tenant shall have no rights with respect thereto.

ARTICLE 2.                        RENT

2.1                               Construction Rent.  The Rent payable for a Development Project during the Construction Period (“Construction Rent”) shall be due in arrears in consecutive monthly installments and shall, to the extent anticipated by the applicable Project Budget, be financed by Landlord through each monthly Development Payment as set forth in the applicable Project Budget.  Landlord will provide Tenant an informational copy of a Construction Rent invoice each month.  To the extent not financed by Landlord, Tenant shall pay Construction Rent on the first day of the month immediately following receipt of such invoice.  The final payment of Construction Rent for a Development Project shall be paid on the final day of the applicable Construction Period.  The Construction Rent for each Development Project will equal 1/12 of the applicable Development Project Investment Amount as of the applicable date, multiplied by the Construction Rate of Return.

2.2                               Base Rent.  Commencing on the applicable Base Rent Commencement Date, Tenant shall pay [i] with respect to the Facilities subject to this Lease on the Original Effective Date, the Initial Facility Base Rent, as reduced by the Divested Facility Base Rent Reduction, [ii] with respect to any Specified Facility, the Specified Facility Base Rent, [iii] with respect to any Acquired Option Facility, the Acquired Option Facility Base Rent, [iv] with respect to any Acquired Facility, the Acquired Facility Base Rent, and [v] with respect to any Capital Enhancement Project, the CEP Base Rent, in each case, in advance in consecutive monthly installments payable on the first day of each month during the Initial Term and Renewal Term in the amount set forth on the Rent Schedule or as otherwise set forth herein.  Notwithstanding the foregoing, on each Base Rent Commencement Date, Tenant shall also pay Landlord any Base Rent accrued for the period [a] with respect to any Development Project, from the last day of the applicable Construction Period to the applicable Base Rent Commencement Date; [b] with respect to any Capital Enhancement Project, from the date of the applicable CEP Funding Date to the applicable Base Rent Commencement Date; and [c] with respect to any other Facility, from the applicable Acquisition Date to the applicable Base Rent Commencement Date.  The initial Base Rent for the Renewal Term will be determined in accordance with §12.2 hereof. Unless Landlord provides Tenant with written notice of the Base Rent payable two (2) Business Days prior to the date when Base Rent is due, Tenant shall pay the Base Rent provided in the Rent Schedule.

2.3                               Annual Base Rent Adjustments.

2.3.1                     Commencing on each Rent Adjustment Date during the Term applicable thereto, annual Initial Facility Base Rent, annual Specified Facility Base Rent, annual Acquired Option Facility Base Rent, annual Acquired Facility Base Rent, and annual CEP Base Rent shall increase by the applicable Annual Rent Increase.  As of each Rent Adjustment Date, Landlord shall calculate the Annual Rent Increase with respect to the applicable Facility.  Landlord shall deliver the revised Rent Schedule to Tenant no later than 30 days after the Rent Adjustment Date.  Until the revised Rent Schedule is delivered to Tenant, Tenant shall pay the monthly Base Rent with the Annual Rent Increase calculated based upon the specified Increaser Rate.  After the revised Rent Schedule is delivered to Tenant, if the actual monthly Base Rent is more or less than the monthly Base Rent paid pursuant to the preceding sentence, the difference shall be added to or deducted from (as applicable) the monthly Base Rent payment made for the following month.  Thereafter, Tenant shall make monthly Base Rent payments in accordance with the revised Rent Schedule.

2.4                               Additional Rent.  In addition to Base Rent and Construction Rent, Tenant shall pay all other amounts, liabilities, obligations and Impositions which Tenant assumes or agrees to pay under this Lease but fails to pay directly to a third party as required, including any fine, penalty, interest, charge and cost which may be added for nonpayment or late payment of such items (collectively the “Additional Rent”).

2.5                               Place of Payment of Rent.  Tenant shall make all payments of Rent to Landlord by electronic wire transfer in accordance with the wiring instructions set forth in Exhibit D attached hereto, subject to change in accordance with other written instructions provided by Landlord from time to time; provided, however, in at all times all Rent payable hereunder shall be paid to a single account designated by Landlord.

2.6                               Net Lease.  This Lease shall be deemed and construed to be an “absolute net lease”, and Tenant shall pay all Rent and other charges and expenses in connection with the Leased Property throughout the Term, without abatement, deduction, recoupment or setoff except to the extent otherwise expressly set forth herein.  Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of nonpayment of the Rent.

2.7                               No Termination, Abatement, Etc.  Except as otherwise specifically provided in this Lease, Tenant shall remain bound by this Lease in accordance with its terms.  Tenant shall not, without the consent of Landlord, modify, surrender or terminate the Lease, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent, or setoff or recoupment against the Rent.  Except as expressly provided in this Lease, the obligations of Landlord and Tenant shall not be affected by reason of [i] any damage to, or destruction of, the Leased Property or any part thereof from whatever cause or any Taking (as hereinafter defined) of the Leased Property or any part thereof; [ii] the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, or any part thereof, the interference with such use by any person, corporation, partnership or other entity, or by reason of eviction by paramount title; [iii] any claim which Tenant has or might have against Landlord or by reason of any default or breach of any warranty by Landlord under this Lease or any other agreement between Landlord and Tenant, or to which Landlord and Tenant are parties; [iv] any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceeding affecting Landlord or any assignee or transferee of Landlord; or [v] any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law.  Except as otherwise specifically provided in this Lease or as required by law, Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law [a] to modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof; or [b] entitling Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder.  The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

2.8                               Rent Schedule.  The Base Rent payable at any given time with respect to any Facility or any Capital Enhancement Project shall be documented in the applicable Rent Schedule.  Each Rent Schedule shall be updated from time to time as set forth herein to reflect changes to the applicable Base Rent payable pursuant to this Lease.

ARTICLE 3.                        IMPOSITIONS AND UTILITIES

3.1                               Payment of Impositions.  Tenant shall pay, as Additional Rent, all Impositions that may be levied or become a lien on the Leased Property or any part thereof at any time (whether prior to or during the Term), without regard to prior ownership of said Leased Property, before any fine, penalty, interest, or cost is incurred; provided, however, Tenant may contest any Imposition in accordance with §3.7.  Tenant shall deliver to Landlord [i] not more than five days after the due date of each Imposition, copies of the invoice for such Imposition and the check delivered for payment thereof; and [ii] not more than 30 days after the due date of each Imposition, a copy of the official receipt evidencing such payment or other proof of payment satisfactory to Landlord.]  Tenant’s obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof.  Tenant, at its expense, shall prepare and file all tax returns and reports in respect of any Imposition as may be required by Governmental Authorities.  Subject to Landlord’s rights of setoff as provided herein, Tenant shall be entitled to any refund due from any taxing authority to the extent the same relates to any period prior to the Original Effective Date or relates to any period during the Term for which Tenant paid the applicable Impositions.  Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports.  In the event Governmental Authorities classify any property covered by this Lease as personal property, Tenant shall file all personal property tax returns in such jurisdictions where it may legally so file.  Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property.  Where Landlord is legally required to file personal property tax returns, Tenant will be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.  Tenant may, upon notice to Landlord, at Tenant’s option and at Tenant’s sole cost and expense, protest, appeal, or institute such other proceedings as Tenant may deem appropriate to effect a reduction of real estate or personal property assessments and Landlord, at Tenant’s expense as aforesaid, shall fully cooperate with Tenant in such protest, appeal, or other action.  Tenant shall reimburse Landlord for all personal property taxes paid by Landlord with respect to the Facilities demised hereunder from time to time within 30 days after receipt of billings accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made.  Impositions imposed in respect to the tax-fiscal periods during which the Term commences and terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed before or after such termination, and Tenant’s obligation to pay its prorated share thereof shall survive such termination.

3.2                               Definition of Impositions.  “Impositions” means, collectively, [i] taxes (including, without limitation, all capital stock and franchise taxes of Landlord imposed by the Facility State or any governmental entity in the Facility State due to this lease transaction or Landlord’s ownership of the Leased Property and the income arising therefrom, or due to Landlord being considered as doing business in the Facility State because of Landlord’s ownership of the Leased Property or lease thereof to Tenant), all real estate and personal property ad valorem, sales and use, business or occupation, single business, gross receipts, commercial activity, transaction privilege, rent or similar taxes; [ii] assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term); [iii] water, sewer or other charges, excises, tax levies, and fees (including, without limitation, license, permit, inspection, authorization and similar fees); [iv] all taxes imposed on Tenant’s operations of the Leased Property, including, without limitation, employee withholding taxes, income taxes and intangible taxes; [v] all taxes imposed by the Facility State or any governmental entity in the Facility State with respect to the conveyance of any interest in the Leased Property by Landlord to Tenant or Tenant’s designee, including, without limitation, conveyance taxes, capital gains taxes, and commercial activity taxes (not including such taxes paid as a result of the transactions consummated under the Purchase Agreement or any such taxes to the extent included in the Investment Amount); and [vi] all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character imposed in respect of the Leased Property or any part thereof and/or the Rent (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon [a] Landlord or Landlord’s interest in the Leased Property or any part thereof; [b] the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein; or [c] any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof.  Without limiting the foregoing, “Impositions” shall also include, regardless of any other provision hereof to the contrary, all income taxes with respect to calendar year 2012 and thereafter incurred by Landlord in New Hampshire related to entities or real estate acquired in New Hampshire pursuant to the Purchase Agreement and based upon the transaction structure set forth therein.  Tenant shall not, however, be required to pay [1] any tax based on net income imposed on Landlord by any governmental entity other than the New Hampshire income taxes described in the preceding sentence and the capital stock and franchise taxes described in clause [i] above nor [2] any taxes payable on the Transfer of the Leased

Property by Landlord after the Original Effective Date to any Person other than Tenant or Tenant’s Affiliate or designee.

3.3                               Escrow of Impositions.  Tenant shall deposit with Landlord’s designated escrow agent (as of the Effective Date, Fidelity National Title Insurance Company) on the first day of each month a sum equal to 1/12th of the real estate taxes assessed against the Leased Property to the extent payable for the preceding tax year, which sums shall be used toward the timely payment of such real estate taxes.  In addition, if an Event of Default occurs and while it remains uncured, Tenant shall, at Landlord’s election, deposit with Landlord’s designated escrow agent on the first day of each month a sum equal to 1/12th of the Impositions assessed against the Leased Property for the preceding tax year other than for real estate taxes, which sums shall be used toward the timely payment of such Impositions.  Tenant, on demand, shall pay to Landlord any additional funds necessary to pay and discharge the obligations of Tenant pursuant to the provisions of this section.  The receipt by Landlord’s escrow agent of the payment of such real estate taxes and, if applicable, other Impositions, by and from Tenant shall only be as an accommodation to Tenant, the mortgagees, and the taxing authorities, and shall not be construed as rent or income to Landlord, Landlord serving, if at all, only as a conduit for delivery purposes.

3.4                               Utilities.  Tenant shall pay, as Additional Rent, all taxes, assessments, charges, deposits, and bills for utilities, including, without limitation, charges for water, gas, oil, sanitary and storm sewer, electricity, telephone service, and trash collection, which may be charged against the occupant of the Improvements during the Term.

3.5                               Discontinuance of Utilities.  Landlord will not be liable for damages to person or property or for injury to, or interruption of, business for any discontinuance of utilities nor will such discontinuance in any way be construed as an eviction of Tenant or cause an abatement of rent or operate to release Tenant from any of Tenant’s obligations under this Lease, except to the extent caused by the gross negligence or willful misconduct of Landlord. Tenant shall have the right, without seeking Landlord’s consent, to make all repairs and alterations (to the extent the same cost less than $750,000) Tenant reasonably deems necessary to obtain and maintain utilities for the Facilities.

3.6                               Business Expenses.  Tenant acknowledges that it is solely responsible for all expenses and costs incurred in connection with the operation of each Facility on the Leased Property, including, without limitation, employee benefits, employee vacation and sick pay, consulting fees, and expenses for inventory and supplies.

3.7                               Permitted Contests.  Tenant, on its own or on Landlord’s behalf (or in Landlord’s name), but at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition or any Legal Requirement or insurance requirement or any lien, attachment, levy, encumbrance, charge or claim provided that [i] in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property; [ii] neither the Leased Property nor any Rent therefrom nor any part thereof or interest therein would be in any immediate danger of being sold, forfeited, attached or lost; [iii] in the case of a Legal Requirement, Landlord would not be in any immediate danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; [iv] in the case of an insurance requirement, the coverage required by Article 4 shall be maintained; [v] in the case an Imposition, lien, encumbrance or charge involves the payment of real estate or personal property taxes or assessments which Tenant has elected not to contest, Landlord may, upon notice to Tenant and at Landlord’s sole cost and expense, engage, an independent third-party real estate consultant that specializes in the reduction of real estate or personal property taxes and assessments to protest, appeal, or institute such legal proceedings, including, but not limited to, informal negotiations with the taxing authority, as Landlord may deem appropriate to effect a reduction of real estate or personal property taxes and assessments, provided that if, as a result of any such contest, Landlord is successful in reducing an Imposition, Tenant shall, to the extent it directly benefits from such reduction, reimburse Landlord’s third-party expenses incurred, provided Landlord provides evidence, reasonably satisfactory to Tenant, documenting such expenses; and [vi] if such contest be finally resolved against Landlord or Tenant, Tenant shall, as Additional Rent due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon (except in respect of any contest instituted by or at the request of Landlord), or comply with the applicable Legal Requirement or insurance requirement.  Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may be reasonably required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein, provided Tenant shall at all times control the contest.  Except in respect of any contest instituted by or at the request of Landlord pursuant to clause [v], above, Tenant hereby agrees to indemnify and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom.

ARTICLE 4.                        INSURANCE

4.1                               Property Insurance.  At Tenant’s expense, Tenant shall maintain in full force and effect a property insurance policy or policies insuring the Leased Property and Tenant’s Property against the following:

(a)                                 Loss or damage commonly covered by a “Special Form” policy insuring against physical loss or damage to the Improvements and Personal Property, including, but not limited to, risk of loss from fire, windstorm and other hazards, collapse, transit coverage, vandalism, malicious mischief, theft, earthquake (if the Leased Property is in a higher risk earthquake zone reasonably determined by Landlord) and sinkholes (if usually recommended in the area of the Leased Property).  The policy shall be in the amount of the full replacement value (as defined below) of the Improvements and Personal Property and shall contain a deductible amount reasonably acceptable to Landlord.  Landlord shall be named as an additional insured.  The policy shall include a stipulated value endorsement or agreed amount endorsement and endorsements for ordinance or law including demolition costs and increased cost of construction.

(b)                                 If applicable, loss or damage by explosion of steam boilers, pressure vessels, or similar apparatus, now or hereafter installed on the Leased Property, in commercially reasonable amounts acceptable to Landlord.

(c)                                  Consequential loss of rents and income coverage insuring against all “Special Form” risk of physical loss or damage with limits and deductible amounts reasonably acceptable to Landlord covering risk of loss during the first 12 months of reconstruction, and containing an endorsement for extended period of indemnity of at least six months, and shall be written with a stipulated amount of coverage if available at a reasonable premium.

(d)                                 If the Leased Property is located, in whole or in part, in a federally designated 100-year flood plain area, flood insurance for the Improvements in an amount equal to the lesser of [i] the full replacement value of the Improvements; or [ii] the maximum amount of insurance available for the Improvements under all federal and private flood insurance programs.

(e)                                  Loss or damage caused by the breakage of plate glass in commercially reasonable amounts acceptable to Landlord.

4.2                               Liability Insurance.  At Tenant’s expense, Tenant shall maintain liability insurance against the following:

(a)                                 Claims for personal injury or property damage commonly covered by commercial general liability insurance with endorsements for contractual, personal injury, voluntary medical payments, products and completed operations, broad form property damage and extended bodily injury, with commercially reasonable amounts for bodily injury, property damage, and voluntary medical payments acceptable to Landlord, with Landlord acting reasonably, but with a combined single limit of not less than $5,000,000.00 per occurrence.

(b)                                 Claims for personal injury and property damage commonly covered by commercial automobile liability insurance, covering all owned and non-owned automobiles, with commercially reasonable amounts for bodily injury, property damage, and for automobile medical payments acceptable to Landlord, with Landlord acting reasonably, but with a combined single limit of not less than $5,000,000.00 per occurrence.

(c)                                  Claims for personal injury commonly covered by medical malpractice and professional liability insurance in commercially reasonable amounts, and on a coverage form, in both instances, acceptable to Landlord, with Landlord acting reasonably.

(d)                                 Claims commonly covered by workers’ compensation insurance for all persons employed by Tenant on the Leased Property.  Such workers’ compensation insurance shall be in accordance with the requirements of all applicable local, state, and federal law.

(e)                                  Loss or damage commonly covered by blanket crime insurance, including employee dishonesty, loss of money orders or paper currency, depositor’s forgery, and loss of property of patients accepted by Tenant for safekeeping, in commercially reasonable amounts acceptable to Landlord.

4.3                               Builder’s Risk Insurance.  In connection with any construction, Tenant shall maintain in full force and effect a builder’s completed value risk policy (“Builder’s Risk Policy”) of insurance in a nonreporting form insuring against all “Special Form” risk of physical loss or damage to the Improvements, including, but not limited to, risk of loss from fire, windstorm and other hazards, collapse, transit coverage, vandalism, malicious mischief, theft, earthquake (if Leased Property is in a higher risk earthquake zone as reasonably determined by Landlord) and sinkholes (if usually recommended in the area of the Leased Property).  The

Builder’s Risk Policy shall include endorsements providing coverage for building materials and supplies and temporary premises.  The Builder’s Risk Policy shall be in the amount of the full replacement value of the Improvements and shall contain a deductible amount reasonably acceptable to Landlord.  Landlord shall be named as an additional insured.  The Builder’s Risk Policy shall include an endorsement permitting initial occupancy.

4.4                               Insurance Requirements.  The following provisions shall apply to all insurance coverages required hereunder:

(a)                                 For Development Projects, the insurance coverage set forth in §§4.1 and 4.2 shall not be required until the end of the applicable Construction Period.

(b)                                 The form and substance of all policies shall be subject to the approval of Landlord, which approval will not be unreasonably withheld.

(c)                                  The carriers of all policies shall have a Best’s Rating of “A-” or better and a Best’s Financial Category of IX or higher and shall be authorized to do insurance business in the Facility States.

(d)                                 Tenant shall be the “named insured” and Landlord shall be an “additional insured” on each policy.

(e)                                  Tenant shall deliver to Landlord copies of certificates or policies showing the required coverages and endorsements.  The policies of insurance shall provide that the policy may not be canceled or not renewed, and no material change or reduction in coverage may be made, without at least sixty (60) days’ prior written notice to Landlord.

(f)                                   The policies shall contain a severability of interest and/or cross-liability endorsement, provide that the acts or omissions of Tenant or Landlord will not invalidate the coverage of the other party, and provide that Landlord shall not be responsible for payment of premiums.

(g)                                  All loss adjustments relating to any claim in excess of $150,000.00 under any property insurance or any other claim as to which Landlord or a Landlord Affiliate has been named as a party thereto, shall require the written consent of Landlord and Tenant, as their interests may appear.

(h)                                 At least ten (10) Business Days prior to the expiration of each insurance policy, Tenant shall deliver to Landlord a certificate showing renewal of such policy and a current certificate of compliance (in the form delivered at the Original Effective Date) completed and signed by Tenant’s insurance agent. Evidence of the annual premium payment will be provided at Landlord’s request within normal payment terms extended by insurers.

(i)                                     Certain insurance may be provided by an off-shore insurance company wholly-owned by Company or a Primary Affiliate of Company or under self-insurance programs maintained by Company or a Primary Affiliate of Company, that, in Landlord’s reasonable opinion, are adequate to provide insurance sufficient to cover expected losses.  All insurance, whether provided by commercial insurers, a captive or through self insurance programs, shall be reasonably acceptable to Landlord and in amounts that are customarily carried by businesses of the size, location and character of the business in which the Tenant is engaged.  Any such insurers shall maintain good standing in accordance with applicable statutory requirements and comply with statutory capital requirements.  Notwithstanding anything to the contrary herein, the rating requirements of §4.4(c) shall not apply to such off-shore insurance companies or providers of such self-insurance programs.

4.5                               Replacement Value.  The term “full replacement value” means the actual replacement cost thereof from time to time, including increased cost of construction endorsement, with no reductions or deductions.  Tenant shall, in connection with each annual policy renewal, deliver to Landlord a redetermination of the full replacement value by the insurer or an endorsement indicating that the Leased Property is insured for its full replacement value.  If Tenant makes any Alterations to the Leased Property, Landlord may have such full replacement value redetermined at any time after such Alterations are made, regardless of when the full replacement value was last determined.

4.6                               Blanket Policy.  Notwithstanding anything to the contrary contained in this Article 4, Tenant may carry the insurance required by this Article under a blanket policy of insurance, provided that the coverage afforded Tenant will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all of the requirements of this Lease.

4.7                               No Separate Insurance.  Tenant shall not take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article, or increase the amounts of any then existing insurance, by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including Landlord and any mortgagees, are included therein as additional insureds or loss payees, the loss is payable under said insurance in the same manner as losses are payable under this Lease, and such additional insurance is not prohibited by the existing policies of insurance.  Tenant shall immediately notify Landlord of the taking out of such separate insurance or the increasing of any of the amounts of the existing insurance by securing an additional policy or additional policies.

4.8                               Waiver of Subrogation.  Each party hereto hereby waives any and every claim which arises or may arise in its favor and against the other party hereto during the Term for any and all loss of, or damage to, any of its property located within or upon, or constituting a part of, the Leased Property, which loss or damage is covered by valid and collectible insurance policies, to the extent that such loss or damage is recoverable under such policies.  Said mutual waiver shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss or damage to property of the parties hereto.  Inasmuch as the said waivers will preclude the assignment of any aforesaid claim by way of subrogation (or otherwise) to an insurance company (or any other person), each party hereto agrees immediately to give each insurance company which has issued to it policies of insurance, written notice of the terms of said mutual waivers, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers, so long as such endorsement is available at a reasonable cost.

4.9                               Mortgages.  The following provisions shall apply if Landlord now or hereafter places a mortgage on the Leased Property or any part thereof:  [i] Tenant shall obtain a standard form of lender’s loss payable clause insuring the interest of the mortgagee; [ii] Tenant shall deliver evidence of insurance to such mortgagee; [iii] loss adjustment shall require the consent of the mortgagee, to the extent required by the applicable loan documentation; and [iv] Tenant shall provide, at Landlord’s cost and expense, such other information and documents as may be reasonably and rightfully required by the mortgagee.

4.10                        Key Man Life Insurance.  At Tenant’s expense, Tenant shall maintain, for the benefit of Tenant, a life insurance policy in the amount of $10,000,000 covering the life of the Chief Executive Officer of GEN.  To the extent the cost of purchasing or maintaining such policy becomes commercially unreasonable, Tenant shall have the right, in lieu of maintaining such policy, to obtain a letter of credit in the amount of $10,000,000, to be drawn upon only in the event of the death of the Chief Executive Officer of GEN.

4.11                        Insurance for Environmental Matters.  Without limiting any other provision hereof, Tenant shall maintain, during the Term, the insurance identified on Exhibit K hereto, or substantially equivalent coverage, which such insurance shall name Landlord as an additional named insured.

ARTICLE 5.                        INDEMNITY

5.1                               Tenant’s Indemnification.  Tenant hereby indemnifies and agrees to hold harmless Landlord, any successors or assigns of Landlord, and Landlord’s and such successor’s and assign’s directors, officers and employees from and against any and all demands, claims, causes of action, fines, penalties, damages (including consequential damages), losses, liabilities (including strict liability), judgments, and expenses (including, without limitation, reasonable attorneys’ fees, court costs, and the costs set forth in §8.7) incurred in connection with or arising from:  [i] the use or occupancy of the Leased Property by Tenant or any persons claiming under Tenant; [ii] any activity, work, or thing done, or permitted or suffered by Tenant relating to the Leased Property; [iii] any acts, omissions, or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person in respect of the Leased Property; [iv] any breach, violation, or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or of any such person, of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind, in each case in connection with the Leased Property, including, without limitation, any failure to comply with any applicable requirements under the ADA; [v] any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Leased Property; [vi] any construction, alterations, changes or demolition of a Facility performed by or contracted for by Tenant or its employees, agents or contractors; [vii] any Pre-Existing Violation; [viii] any obligations, costs or expenses arising under any Permitted Exceptions or Permitted Liens, in each case, relating to the Initial Term and, if renewed, the Renewal Term; and [ix] any misrepresentation made by Tenant, Subtenant or any Affiliate of Tenant or Subtenant in any Closing Certificate delivered to Landlord.  Without limiting the foregoing, Tenant hereby indemnifies and agrees to hold harmless Landlord, any successors or assigns of Landlord, and Landlord’s and such successor’s and assign’s directors, officers and employees from and against any and all demands, claims, causes of action, fines, penalties, damages (including consequential damages), losses, liabilities (including strict liability), judgments, and expenses (including, without limitation, reasonable attorneys’ fees, court costs, and the costs set forth in §8.7) incurred in connection with or arising from the Sun Peak Retained Indemnity Obligations.  If any action or proceeding is brought against Landlord, its employees, or agents by reason of any such claim, Tenant, upon notice from Landlord, will defend the claim at Tenant’s expense with counsel reasonably satisfactory to Landlord.  All amounts payable to Landlord under this section, subject to Landlord’s compliance with §5.1.2 hereof, shall be payable on ten (10) days written demand to Tenant which conforms with the requirements of §5.1.1 hereof.  In case any action, suit or proceeding is brought against Tenant by reason of any such occurrence, Tenant shall use its best efforts to defend such action, suit or proceeding. None of Landlord, Landlord’s and such successor’s and assign’s directors, officers and employees, shall be entitled to indemnification under this §5.1.1 if and to the extent that the liability otherwise to be indemnified results, in whole or part, from any breach of Landlord’s obligations hereunder or any fraud, gross negligence or willful misconduct on the part of Landlord.

5.1.1             Notice of Claim.  Landlord shall notify Tenant in writing of any claim or action brought against Landlord in which indemnity may be sought against Tenant pursuant to this section.  Such notice shall be given in sufficient time to allow Tenant to defend or participate in such claim or action, but the failure to give such notice in sufficient time shall not constitute a defense hereunder nor in any way impair the obligations of Tenant under this section unless the failure to give such notice precludes Tenant’s defense of any such action.

5.1.2                     Survival of Covenants.  The covenants of Tenant contained in this section shall remain in full force and effect after the termination of this Lease with respect to claims relating back to the Term until the expiration of the period stated in the applicable statute of limitations during which a claim or cause of action may be brought and payment in full or the satisfaction of such claim or cause of action and of all expenses and charges incurred by Landlord relating to the enforcement of the provisions herein specified.

5.2                               Environmental Indemnity; Audits; Pre-Existing Conditions.

5.2.1                     General.  Tenant hereby indemnifies and agrees to hold harmless Landlord, any successors to Landlord’s interest in this Lease, and Landlord’s and such successors’ directors, officers, employees and agents from and against any losses, claims, damages, penalties, fines, liabilities (including strict liability), costs (including reasonable cleanup and recovery costs), and expenses (including reasonable expenses of litigation and reasonable consultants’ and attorneys’ fees) (“Environmental Damages”) incurred by Landlord or any other indemnitee or assessed against any portion of the Leased Property by virtue of any claim or lien by any governmental or quasi-governmental unit, body, or agency, or any third party, for cleanup costs or other costs pursuant to any Environmental Law, but only to the extent that any such claims or liabilities arise in connection with actions, omissions or circumstances occurring from the applicable Acquisition Date to the date that Tenant’s occupancy of the Leased Property shall have fully terminated, including, without limitation, any release or discharge of Hazardous Materials caused by Tenant or Tenant’s invitees during such period.  Tenant’s indemnity shall survive the termination of this Lease.  If at any time during the Term of this Lease any Governmental Authority notifies Landlord or Tenant of a violation of any

Environmental Law or Landlord reasonably believes that a Facility may violate any Environmental Law, Landlord may require one or more environmental audits of such portion of the Leased Property, in such form, scope and substance as specified by Landlord, at Tenant’s expense; provided, however, to the extent such audit is obtained as a result of Landlord’s reasonable belief that a Facility may violate any Environmental Law, but such audit does not reveal any unknown violation, Landlord shall reimburse Tenant for the cost of such audit.  Tenant shall, within 30 days after receipt of an invoice from Landlord, reimburse Landlord for all costs and expenses incurred in reviewing any such environmental audit, including, without limitation, reasonable attorneys’ fees and costs.

5.2.2                     Pre-Existing Conditions.  Tenant hereby indemnifies and agrees to hold harmless Landlord, any successors to Landlord’s interest in this Lease, and Landlord’s and such successors’ directors, officers and employees from and against any Environmental Damages incurred by Landlord or any other indemnitee or assessed against any portion of the Leased Property by virtue of any claim or lien by any governmental or quasi-governmental unit, body, or agency, or any third party, related to or arising out of (a) the release prior to the applicable Acquisition Date of any Hazardous Materials to or from the Leased Property (provided, however, that, with respect to any such release, Landlord shall be obligated to pursue its remedies with respect thereto under the Purchase Agreement, if any, and Tenant shall be responsible hereunder with respect to any such release only to the extent that, after Landlord’s commercially reasonable efforts to so pursue such remedies under the Purchase Agreement, Landlord has still suffered unrecompensed Environmental Damages with respect thereto); and (b) the maintenance, repair, abatement, remediation, replacement or removal, to the extent required during the Term, of any (i) underground storage tank system; (ii) asbestos-containing material; (iii) polychlorinated biphenyls; or (iv) lead-based paint located in, at or on the Leased Property to the extent located on the Leased Property as of the applicable Acquisition Date.  Tenant’s indemnity shall survive the termination of this Lease subject to Landlord’s obligation to pursue remedies under the Purchase Agreement, as set forth above.

5.2.3                     Ongoing Monitoring.  On an annual basis, at Landlord’s request, Tenant shall provide Landlord with reasonable evidence of its then current plans, if any, to undertake investigations to identify the presence, release, or potential for any release of Hazardous Materials, mold or conditions conducive to mold, in, on, or about the Leased Property, including but not limited to radon testing, asbestos surveys, soil, groundwater and air sampling, and tightness testing of underground storage tank systems.  At Landlord’s request, Tenant shall participate in discussions with Landlord regarding such plans and the implementation thereof; provided, however, that Tenant shall not be required hereby to take any particular action suggested by Landlord.  The obligations of this §5.2.3 shall not serve to limit any of Tenant’s other obligations under this Lease.

5.3                               Limitation of Landlord’s Liability.  Landlord, its agents, and employees, will not be liable for any loss, injury, death, or damage (including consequential damages) to persons, property, or Tenant’s business occasioned by theft, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition, order of governmental body or authority, fire, explosion, falling objects, steam, water, rain or snow, leak or flow of water (including water from the elevator system), rain or snow from the Leased Property or into the Leased Property or from the roof, street, subsurface or from any other place, or by dampness or from the breakage, leakage, obstruction, or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures of the Leased Property, or from construction, repair, or alteration of the Leased Property or from any acts or omissions of any other occupant or visitor of the Leased Property, or from any other cause beyond Landlord’s control, provided any such loss, injury, death, or damage does not result from the fraud, gross negligence or willful misconduct of Landlord, or Landlord’s and such successor’s and assign’s directors, officers and employees.

ARTICLE 6.                        USE AND ACCEPTANCE OF PREMISE

6.1                               Use of Leased Property.  Tenant shall use and occupy the Leased Property exclusively for the Facility Uses and for all lawful and licensed ancillary uses, and for no other purpose without the prior written consent of Landlord.  Tenant shall obtain and maintain all approvals, licenses, and consents needed to use and operate the Leased Property as herein permitted.  Notwithstanding anything herein to the contrary, Tenant may, in Tenant’s sole discretion, (a) subject to the Bed Cap restrictions described in Exhibit W hereof, relocate beds between Facilities and/or transfer any bed operating rights between Facilities, (b) increase the number of beds at any Facility, and/or (c) subject to the Bed Cap restrictions described in Exhibit W hereof relating to the aggregate number of beds, close any Facility without Landlord’s consent; provided, however, any such action that is taken by Tenant pursuant to this §6.1 shall not result in an increase or decrease to the Base Rent payable by Tenant nor reduce Tenant’s obligations to maintain any Facility, even after closure of same.  If Tenant elects to close any Facility, Landlord and Tenant shall negotiate in good faith as to possible dispositions of such Facility.  Notwithstanding the foregoing, Tenant shall have the right to close up to three (3) Facilities with Landlord’s prior written consent and not have the loss of beds resulting therefrom count towards the Bed Cap.

6.2                               Acceptance of Leased Property.  Tenant acknowledges that [i] Tenant and its agents have had an opportunity to inspect the Leased Property; [ii] Tenant has found the Leased Property fit for Tenant’s use; [iii] Landlord will deliver the Leased Property to Tenant in “as-is” condition; [iv] Landlord is not obligated to make any improvements or repairs to the Leased Property; and [v] the roof, walls, foundation, heating, ventilating, air conditioning, telephone, sewer, electrical, mechanical, elevator, utility, plumbing, and other portions of the Leased Property are in good working order.  Tenant waives any claim or action against Landlord with respect to the condition of the Leased Property as of the applicable Acquisition Date.  LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT.

6.3                               Conditions of Use and Occupancy.  Tenant agrees that during the Term it shall not commit or suffer waste on the Leased Property; not use or occupy the Leased Property for any unlawful purposes; not use or occupy the Leased Property or permit the same to be used or occupied, for any purpose or business deemed extra-hazardous on account of fire or otherwise; keep the Leased Property in such repair and condition as may be required by each applicable board of health, or other city, state or federal authorities, free of all cost to Landlord; not permit any acts to be done which will cause the cancellation, invalidation, or suspension of any insurance policy; and permit Landlord and its agents to enter upon the Leased Property at all reasonable times during business hours, upon not less than (5) Business Days prior written notice, to examine the condition thereof, provided a representative of Tenant may accompany such parties and such parties shall comply with all Legal Requirements and rules and regulations reasonably established by Tenant.  Commencing on the first anniversary of the applicable Acquisition Date, Landlord shall have the right to have an annual inspection of the Leased Property performed at all reasonable times during business hours upon the giving of five (5) Business Days prior written notice, and Tenant shall pay an inspection fee of $1,000.00 per actual inspection undertaken per Facility plus Landlord’s reasonable out-of-pocket expenses, evidenced by invoices reasonably acceptable to Tenant, subject to an aggregate annual cap (including inspection fees and expenses paid pursuant to §7.1 hereof) of $250,000.00.  Tenant shall pay the annual inspection fee within thirty (30) days after receipt of Landlord’s invoice.  At each annual inspection of the Leased Property by Landlord, a representative of Tenant may accompany the Landlord or its agents and the parties conducting the inspection shall comply with all Legal Requirements and rules and regulations reasonably established by Tenant.

ARTICLE 7.                        MAINTENANCE, MECHANICS’ LIENS
AND PRE-EXISTING VIOLATIONS

7.1                               Maintenance.  Tenant shall maintain, repair, and replace the Leased Property, including, without limitation, all structural and nonstructural repairs and replacements to the roof, foundations, exterior walls, HVAC systems, equipment, parking areas, sidewalks, water, sewer and gas connections, pipes and mains.  Tenant shall maintain all drives, sidewalks, parking areas, and lawns on or about the Leased Property in a clean and orderly condition, free of accumulations of dirt, rubbish, snow and ice.  Tenant shall at all times maintain, operate and otherwise manage the Leased Property in accordance with applicable Legal Requirements and on a basis and in a manner consistent with the standards to which comparable facilities, taking into account their age, size and use, are generally maintained.  Upon completion of any Capital Enhancement Project, Landlord shall have the right to inspect the Facility, at all reasonable times during business hours provided Landlord has given Tenant five (5) Business Days prior written notice, a representative of Tenant shall have the right to accompany Landlord and Landlord complies with all Legal Requirements and rules and regulations reasonably established by Tenant, and Tenant shall pay a re-inspection fee of $750.00 per Facility plus Landlord’s reasonable out-of-pocket expenses (subject to an aggregate annual cap (including inspection fees and expenses paid pursuant to §6.3 hereof) of $250,000.00) within 30 days after receipt of Landlord’s invoice.

7.2                               Required Alterations.  Tenant shall, at Tenant’s sole cost and expense, make any additions, changes, improvements or alterations to the Leased Property, including structural alterations, which may be required by any Governmental Authority, including those required to maintain licensure or certification under the Medicare and Medicaid programs (if so certified), whether such changes are required by Tenant’s use, changes in the law, ordinances, or governmental regulations, defects existing as of the date of this Lease, or any other cause whatsoever.  All such additions, changes, improvements or alterations shall be deemed to be

Permitted Alterations and shall comply with all laws requiring such alterations and with the provisions of §16.4.

7.3                               Mechanic’s Liens.  Except as otherwise expressly set forth herein, Tenant shall have no authority to permit or create a lien against Landlord’s interest in the Leased Property.  Tenant hereby agrees to defend, indemnify, and hold Landlord harmless from and against any mechanic’s liens against the Leased Property by reason of work, labor, services or materials supplied or claimed to have been supplied on or to the Leased Property, except to the extent such work was by or for the benefit of Landlord.  Tenant shall remove, bond-off, or otherwise obtain the release of any mechanic’s lien filed against the Leased Property within sixty (60) days after notice of the filing thereof is given to Tenant.

7.4                               Replacements of Fixtures and Landlord’s Personal Property.  Tenant shall not remove Fixtures and Landlord’s Personal Property from the Leased Property, except as may be required by applicable Legal Requirements, unless (i) such Fixtures or Landlord’s Personal Property are useless or obsolete with respect to the operation of the Leased Property, (ii) such removal is temporary in nature and being effectuated to either have such items repaired or allow for alterations to be made to the Leased Property, or (iii) such removal is performed in preparation for replacing the removed Fixtures or Landlord’s Personal Property with other similar items of equal quality and value.  Items being replaced by Tenant may be removed and disposed of and items replacing the same shall be the property of Tenant until the expiration or termination of this Lease, at which time they shall become the property of Landlord.  Tenant shall execute, upon written request from Landlord, any and all documents necessary to evidence Landlord’s ownership of Landlord’s Personal Property and, at the expiration or termination of this Lease, any replacements thereof.  Tenant may finance replacements for the Fixtures and Landlord’s Personal Property by equipment lease or by a security agreement and financing statement; provided that any liens, encumbrances or leases granted in connection with such financing meet the requirements to qualify as Permitted Liens hereunder.

7.5                               Pre-Existing Violations.  Without limiting any other obligation of Tenant hereunder, to the extent that any Governmental Authority requires, or other third party brings an action to require, the remediation of any violation of [i] any Legal Requirement, [ii] any requirement imposed by any Permitted Exception or [iii] any other applicable requirement imposed by any applicable architectural control board or restrictive covenant applicable to the development, construction, condition and operation of any Facility, in each case relating to zoning, title or survey issues with respect to any Leased Property, which such violation was in existence as of the applicable Acquisition Date (such violations, including, without limitation, the violations listed as “Tenant Responsibility Under Master Lease” on Exhibit Q hereto, the “Pre-Existing Violations”), then Tenant shall be solely responsible for remedying or contesting such violation, at Tenant’s sole cost and expense.  If Tenant reasonably anticipates that the remedying of any such violation would result in an Event of Default hereunder, Tenant shall so notify Landlord (“Tenant’s Notice”) before taking such remediation action and Landlord shall, at its option, either [i] agree to Tenant’s taking such remediation action and concurrently waive the resulting Event of Default; or [ii] waive Tenant’s obligation to take such remediation action.  If Landlord does not notify Tenant of its election within 10 Business Days of the date of Tenant’s Notice, then Landlord shall be deemed to have elected option [i].  With respect to only those Facilities which were subject to the Existing Lease on the Original Effective Date, other than with respect to Pre-Existing Violations listed on Exhibit Q, Landlord shall be obligated to pursue its remedies with respect thereto under the Purchase Agreement and Tenant shall be responsible hereunder with respect to any such Pre-Existing Violation only to the extent that, after Landlord’s commercially reasonable efforts, the Pre-Existing Violation has not been remediated pursuant to the terms of the Purchase Agreement.  Notwithstanding the foregoing, Tenant shall have no obligations under this §7.5, to the extent triggered by the act or omission of Landlord.

ARTICLE 8.                        DEFAULTS AND REMEDIES

8.1                               Events of Default.  The occurrence of any one or more of the following shall be an event of default (“Event of Default”) hereunder without any advance notice to Tenant unless specified herein:

(a)                                 Tenant fails to pay in full (i) any installment of Base Rent when the same is due hereunder and such failure continues beyond the date which is three Business Days after Landlord gives Tenant written notice of such failure; provided, however, that Landlord shall not be required to give more than two such notices in any rolling 24 month period such that, upon Tenant’s third failure to timely pay any installment of Base Rent within any rolling 24 month period, such failure shall constitute an immediate Event of Default without the requirement of notice or the provision of any grace or cure period, (ii) any Additional Rent or any other monetary obligation payable by Tenant under this Lease when the same is due hereunder and such failure continues beyond the date which is 10 Business Days after Landlord gives Tenant written notice of such failure.  Notwithstanding the foregoing, any installment of Base Rent which is timely made in good faith but in an incorrect amount (which such amount is equal to at least 90% of the full amount required hereunder) shall not count towards the two notices provided for in clause (i), above.

(b)                                 Tenant, Subtenant or Guarantor (where applicable) fails to comply with any covenant set forth in Article 14 (Negative Covenants), §15.6 (Existence), or §15.7 (Financial Covenants), of this Lease, which such failure continues after any notice or cure period explicitly provided herein with respect to same herein.

(c)                                  Tenant fails to observe and perform any other material covenant, condition or agreement under this Lease to be performed by Tenant and [i] such failure continues for a period of 30 days after written notice thereof is given to Tenant by Landlord; or [ii] if, by reason of the nature of such default it cannot be remedied within 30 days, Tenant fails to proceed with reasonable diligence after receipt of the notice to cure the default.  The foregoing notice and cure provisions do not apply to any Event of Default otherwise specifically described in any other subsection of §8.1.

(d)                                 [i] The filing by Tenant, Subtenant or Guarantor of a petition under the Bankruptcy Code or the commencement of a bankruptcy or similar proceeding by Tenant, Subtenant or Guarantor; [ii] the failure by Tenant, Subtenant or Guarantor within ninety (90) days to dismiss an involuntary bankruptcy petition or other commencement of a bankruptcy, reorganization or similar proceeding against such party, or to lift or stay any execution, garnishment or attachment of such consequence as will impair its ability to carry on its operation at the Leased Property; [iii] the entry of an order for relief under the Bankruptcy Code in respect of Tenant, Subtenant or Guarantor; [iv] any assignment by Tenant, Subtenant or Guarantor for the benefit of its creditors; [v] the entry by Tenant, Subtenant or Guarantor into an agreement of composition with its creditors; [vi] the approval by a court of competent jurisdiction of a petition applicable to Tenant, Subtenant or Guarantor in any proceeding for its reorganization instituted under the provisions of any state or federal bankruptcy, insolvency, or similar laws; [vii] appointment by final order, judgment, or decree of a court of competent jurisdiction of a receiver of a whole or any substantial part of the properties of Tenant, Subtenant or Guarantor (provided such receiver shall not have been removed or discharged within ninety (90) days of the date of his qualification).

(e)                                  [i] Any receiver, administrator, custodian or other person takes possession or control of any of the Leased Property and continues in possession for ninety (90) days; [ii] any writ against any of the Leased Property is not released within ninety (90) days; [iii] any judgment is rendered or proceedings are instituted against the Leased Property, Tenant or Subtenant which affect the Leased Property or any part thereof, which is not dismissed for ninety (90) days (except as otherwise provided in this section); [iv] all or a substantial part of the assets of Tenant, Subtenant or Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian, or assignee for the benefit of creditors; [v] Tenant, Subtenant or Guarantor is enjoined, restrained, or in any way prevented by court order, or any proceeding is filed or commenced seeking to enjoin, restrain or in any way prevent Tenant, Subtenant or Guarantor from conducting all or a substantial part of its business or affairs and such proceeding is not dismissed within ninety (90) days; or [vi] except as otherwise permitted hereunder, a final notice of lien, levy or assessment is filed of record with respect to all or any part of the Leased Property or any property of Tenant or Subtenant located at the Leased Property and is not dismissed, discharged, or bonded-off within 90 days.

(f)                                   Any representation or warranty made by Tenant, Subtenant or Guarantor in this Lease or any other document executed in connection with this Lease (other than any Closing Certificate delivered to Landlord or the Purchase Agreement), any guaranty of or other security for this Lease, or any report, certificate, application, financial statement or other instrument furnished by Tenant, Subtenant or Guarantor pursuant hereto or thereto shall prove to be false, misleading or incorrect in any material respect as of the date made and such misrepresentation [i] was intentional, fraudulent or the result of gross negligence, [ii] conceals an Event of Default hereunder; or [iii] conceals any event or circumstance which, with the giving of notice or the passing of time would constitute an Event of Default hereunder unless (with respect to this clause [iii] only) Tenant cures such event or circumstance within the applicable grace period provided herein after Tenant becomes aware of such incorrect representation or warranty.

(g)                                  Tenant, any Subtenant, any Guarantor, or any Affiliate defaults on any Obligor Group Obligation, and any applicable grace or cure period with respect to such default expires without such default having been cured.

(h)                                 The occurrence of a default under any Material Obligation [i] which is secured by the accounts receivable of Tenant, Subtenant or Guarantor and which continues beyond any applicable notice and cure periods; [ii] which has resulted in the pursuit of remedies by the adverse party thereto following such default and any applicable notice and cure periods;

or [iii] which Tenant fails to notify Landlord of within three Business Days after Tenant’s actual knowledge thereof.

(i)                                     Any Guarantor dissolves, terminates, files a petition in bankruptcy, or is adjudicated insolvent under the Bankruptcy Code or any other insolvency law, or fails to comply with any covenant or requirement of such Guarantor set forth in this Lease, if applicable, or the Guaranty of such Guarantor, subject to all applicable grace periods and cure rights.

(j)                                    The Bed Cap is breached, taking into account any reduction resulting from the loss of a Facility that Tenant closes in its discretion, but excluding any reductions associated with a Facility ceasing to be covered by this Lease pursuant to Article 9 or Article 10 hereof.

(k)                                 An Event of Default occurs under the Term Loan or the Revolving Loan or any replacement thereof, beyond any specified notice and cure periods, but only to the extent provided pursuant to any applicable intercreditor agreement between Landlord and the applicable lender.

8.2                               Remedies.  Upon the occurrence of an Event of Default under this Lease or any Lease Document, and at any time thereafter until Landlord waives the default in writing or acknowledges cure of the default in writing, at Landlord’s option, without declaration, notice of nonperformance, protest, notice of protest, notice of default, notice to quit or any other notice or demand of any kind, Landlord may exercise any and all rights and remedies provided in this Lease or any Lease Document or otherwise provided under law or in equity, including, without limitation, the right to seek the appointment of a receiver (which proposed appointment Tenant reserves all rights to oppose) and any one or more of the following remedies, in accordance with applicable Legal Requirements:

(a)                                 Landlord may terminate this Lease by written notice to Tenant, exclude Tenant from possession of the Leased Property and use commercially reasonable efforts to lease the Leased Property to others, holding Tenant liable, on a month to month basis, for the difference in the amounts received from such reletting and the amounts payable by Tenant under this Lease; provided, however, to the extent Landlord is unable to relet all or a portion of the Leased Property to others and any such Leased Property continues to be operated, including, without limitation, by Landlord, its Affiliates, designees or nominees or any Person appointed by a governmental or administrative agency, the shortfall payable by Tenant on a monthly basis shall be reduced by the lesser of (i) aggregate fair market rental value of the Leased Property that is operated and (ii) the net revenue realized by Landlord from such operations.

(b)                                 Landlord may, subject to any obligation of Landlord under applicable law to mitigate damages, accelerate all of the unpaid Rent hereunder based on the then current Rent Schedule and Tenant shall be liable for (A) the present value of the aggregate Rent for the unexpired term of this Lease, discounted at an annual rate equal to the then-current U.S. Treasury Note rate for the closest comparable term, less (B) the aggregate fair market rental value of the Leased Property for an equivalent period.

(c)                                  Landlord may, without terminating this Lease, take such action as may be necessary to perform any of Tenant’s obligations hereunder which Tenant is failing to perform and Tenant shall provide Landlord with reasonable access to the Leased Property to allow Landlord to do so, all at Tenant’s sole cost and expense.

(d)                                 Landlord may have access to and inspect, and examine the books and records and any and all accounts, data and income tax and other returns of Tenant insofar as they pertain to the Leased Property at reasonable times during business hours, following prior written notice to Tenant, and Tenant shall provide copies of any such documents reasonably requested by Landlord.

(e)                                  With respect to the Collateral or any portion thereof and Secured Party’s security interest therein, Secured Party may exercise all of its rights as secured party under Article 9 of the UCC.  Secured Party may sell the Collateral by public or private sale upon five days’ notice to Tenant or Subtenant.  Tenant and Subtenant agree that a commercially reasonable manner of disposition of the Collateral shall include, without limitation and at the option of Secured Party, a sale of the Collateral, in whole or in part, concurrently with the sale of the Leased Property.

(f)                                   Without waiving any prior or subsequent Event of Default, Landlord may waive any Event of Default or, with or without waiving any Event of Default, remedy any default.

(g)                                  Landlord may terminate its obligation, if any, to make advances for a Development Project or Capital Enhancement Project.

(h)                                 Landlord may, with respect to any Development Project or Capital Enhancement Project, enter and take possession of the Land or any portion thereof and any one or more Facilities without terminating this Lease in order to complete such Development Project or Capital Enhancement Project and perform the obligations of Tenant under the Lease Documents with respect thereto.  Without limiting the generality of the foregoing and for the purposes aforesaid, Tenant hereby consents to Landlord’s doing any of the following:  [i] use unadvanced funds remaining for any Development Project or Capital Enhancement Project, or to advance funds in excess thereof, as applicable, to complete any Development Project or Capital Enhancement Project; [ii] make changes in the plans and specifications that shall be necessary or desirable to complete any Development Project or Capital Enhancement Project in substantially the manner contemplated by the plans and specifications; [iii] retain or employ new general contractors, subcontractors, architects, engineers, and inspectors as shall be required for said purposes; [iv] pay, settle, or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Facility or security interest against fixtures or equipment, or as may be necessary or desirable for the completion of any Development Project or Capital Enhancement Project; [v] execute all applications and certificates that may be required in connection with any Development Project or Capital Enhancement Project; [vi] do any and every act that Tenant might do in its own behalf, to prosecute and defend all actions or proceedings in connection with any Development Project or Capital Enhancement Project; and [vii] execute, deliver and file all applications and other documents and take any and all actions necessary to transfer the operations of the Facility to Secured Party or Secured Party’s designee.

(i)                                     Landlord shall be entitled, without bond, to seek the entry of temporary and permanent injunctions and orders of specific performance enforcing the provisions of this Lease to compel conduct, as to which no adequate remedy at law may be available or which may cause Landlord irreparable harm, including, without limitation, breaches by Tenant of its obligations under §§15.11 (Cooperation), 21.2 (Subordination), 21.3 (Attornment), 21.4 (Estoppel Certificates) and 23.2 (Additional Documents).

8.3                               Right of Setoff.  Landlord may, and is hereby authorized to, at any time and from time to time without advance notice to Tenant (any such notice being expressly waived by Tenant), setoff or recoup and apply any and all sums held by Landlord, any indebtedness of Landlord to Tenant, and any claims by Tenant against Landlord, against any obligations of Tenant hereunder and against any claims by Landlord against Tenant, whether or not such obligations or claims are matured and whether or not Landlord has exercised any other remedies hereunder.  The rights of Landlord under this section are in addition to any other rights and remedies of Landlord at law or in equity.

8.4                               Performance of Tenant’s Covenants.  Landlord may perform any obligation of Tenant which Tenant has failed to perform within five days after Landlord has sent a written notice to Tenant informing it of its specific failure.  Tenant shall reimburse Landlord on demand, as Additional Rent, for any expenditures thus incurred by Landlord and shall pay interest thereon at the rate for Default Rent set forth herein.

8.5                               Late Payment Charge.  Tenant acknowledges that any default in the payment of any installment of Rent payable hereunder will result in loss and additional expense to Landlord in servicing any indebtedness of Landlord secured by the Leased Property, handling such delinquent payments, and meeting its other financial obligations, and because such loss and additional expense is extremely difficult and impractical to ascertain, Tenant agrees to pay the amounts provided in this Section 8.5. If Tenant fails to pay in full any installment of Rent when the same is due hereunder, after any notice or cure period provided hereby, Tenant shall pay interest on the amount due but unpaid at the rate of 18.5% per annum from the date such payment was due through the date such amount is paid in full. In addition to the interest payable hereunder, in the event Tenant fails to timely pay Base Rent hereunder more than once in any rolling 24 month period (the date Tenant fails to time pay any installment of Base Rent, a “Failed Payment Date”) and, as a result thereof, Landlord delivers a default notice pursuant to Section 8.1(a) hereof more than once in such rolling 24 month period, Tenant shall be required, within ten (10) days of Landlord’s demand therefor, to pay a late charge equal to 10% of the amount of Base Rent Tenant failed to pay on the second Failed Payment Date within any rolling 24 month period as a reasonable estimate of such loss and expenses, unless applicable law requires a lesser charge, in which event the maximum rate permitted by such law may be charged by Landlord.  Such additional 10% payment shall not be due in connection with any failed payment of Rent other than Base Rent and shall not be due for the failed payment of Base Rent on any Failed Payment Date other than the second Failed Payment Date within any rolling 24 month period.

8.6                               Escrows and Application of Payments.  As security for the performance of the Obligor Group Obligations, Tenant hereby assigns to Landlord, in each case to the extent so assignable, all its right, title, and interest in and to all monies escrowed with Landlord under this Lease and deposits with utility companies and insurance companies with respect to the Leased

Property; provided, however, that Landlord shall not exercise its rights hereunder until an Event of Default has occurred.  Any payments received by Landlord under any provisions of this Lease during the existence or continuance of an Event of Default shall be applied to the Obligor Group Obligations in the order which Landlord may determine.

8.7                               Remedies Cumulative.  The remedies of Landlord herein are cumulative to and not in lieu of any other remedies available to Landlord at law or in equity.  The use of any one remedy shall not be taken to exclude or waive the right to use any other remedy.

8.8                               Waivers.  Tenant waives [i] any notice required by statute or other law as a condition to bringing an action for possession of, or eviction from, any of the Leased Property, [ii] any right of re-entry or repossession, [iii] any right to a trial by jury in any action or proceeding arising out of or relating to this Lease, [iv] any objections, defenses, claims or rights with respect to the exercise by Landlord of any rights or remedies, except with respect to compulsory counterclaims, [v] any right of redemption whether pursuant to statute, at law or in equity, [vi] all presentments, demands for performance, notices of nonperformance, protest, notices of protest, notices of dishonor, notices to quit and any other notice or demand of any kind, and [vii] all notices of the existence, creation or incurring of any obligation or advance under this Lease before or after this date.

8.9                               Obligations Under the Bankruptcy Code.  Upon filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor-in-possession, and any trustee who may be appointed with respect to the assets of or estate in bankruptcy of Tenant, agree to pay monthly in advance on the first day of each month, as reasonable compensation for the use and occupancy of the Leased Property, an amount equal to all Rent due pursuant to this Lease.  Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of the assumption and/or assignment of this Lease are the following:  [i] the cure of any monetary defaults and reimbursement of pecuniary loss within not more than five Business Days of assumption and/or assignment; [ii] the deposit of an additional amount equal to not less than three months’ Base Rent, which amount is agreed to be a necessary and appropriate deposit to adequately assure the future performance under this Lease of the Tenant or its assignee; and [iii] the continued use of the Leased Property for the Facility Uses.  Nothing herein shall be construed as an agreement by Landlord to any assignment of this Lease or a waiver of Landlord’s right to seek adequate assurance of future performance in addition to that set forth hereinabove in connection with any proposed assumption and/or assignment of this Lease.

ARTICLE 9.   DAMAGE AND DESTRUCTION

9.1                               Notice Of Casualty.  If a Facility shall be destroyed, in whole or in part, or damaged by fire, flood, windstorm or other casualty in excess of $500,000.00 (a “Casualty”), Tenant shall give written notice thereof to Landlord within five Business Days after the occurrence of the Casualty.  Within thirty (30) days after the occurrence of the Casualty or as soon thereafter as such information is reasonably available to Tenant, Tenant shall provide the following information to Landlord:  [i] the date of the Casualty; [ii] the nature of the Casualty; [iii] a description of the damage or destruction caused by the Casualty, including the type of Leased Property damaged and the area of the Improvements damaged; [iv] a preliminary estimate of the cost to repair, rebuild, restore or replace the Leased Property; [v] a preliminary estimate of the schedule to complete the repair, rebuilding, restoration or replacement of the Leased Property; [vi] a description of the anticipated property insurance claim, including the name of the insurer, the insurance coverage limits, the deductible amount, the expected settlement amount, and the expected settlement date; and [vii] a description of the business interruption claim, including the name of the insurer, the insurance coverage limits, the deductible amount, the expected settlement amount, and the expected settlement date.  Within five days after request from Landlord, Tenant will provide Landlord with copies of all correspondence to the insurer and any other information reasonably requested by Landlord relating to the Casualty.

9.2                               Substantial Destruction.  If any Facility’s Improvements are substantially destroyed at any time, Tenant shall elect, by written notice to Landlord within sixty (60) days after the occurrence of the casualty, to either (a) promptly rebuild and restore such Improvements in accordance with §9.4, or (b) terminate this Lease with respect to the applicable Facility in which event (i) Landlord shall be entitled to any insurance proceeds payable in respect of the casualty, (ii) Base Rent shall be reduced by an amount equal to (A) the insurance proceeds actually received by Landlord in respect of such casualty, multiplied by (B) a fraction, the numerator of which is the Base Rent payable immediately prior to the casualty, and the denominator of which is the Investment Amount for all Facilities, (iii) any Additional Rent hereunder shall be reduced appropriately and (iv) the Investment Amount shall be reduced by the insurance proceeds payable in respect of the casualty.  The term “substantially destroyed” means any casualty resulting in the loss of use of an entire Facility or that prevents a Facility from being used by Tenant for the purposes for which it was used immediately before the casualty, in each case for a period that is reasonably expected to last in excess of six (6) months.

9.3                               Partial Destruction.  If any Facility’s Improvements are not substantially destroyed, then Tenant shall comply with the provisions of §9.4 and the insurance proceeds shall be available to Tenant for such restoration.

9.4                               Restoration.  Except to the extent Tenant elects to terminate this Lease with respect to the damaged Facility pursuant to §9.2 hereof, Tenant, to the extent permitted by Legal Requirements, shall repair, rebuild, or restore the damaged Leased Property, at Tenant’s expense, so as to make the Leased Property as comparable as reasonably practicable to what existed prior to the Casualty.  Before beginning such repairs or rebuilding, or letting any contracts in connection with such repairs or rebuilding, Tenant will submit for Landlord’s approval, which approval Landlord will not unreasonably withhold or delay, plans and specifications meeting the requirements of §16.2 for such repairs or rebuilding.  Promptly after receiving Landlord’s approval of the plans and specifications and receiving the proceeds of insurance, Tenant will begin such repairs or rebuilding and will prosecute the repairs and rebuilding to completion with diligence, subject, however, to strikes, lockouts, acts of God, embargoes, governmental restrictions, and other causes beyond Tenant’s reasonable control.  Tenant will obtain and deliver to Landlord a temporary or final certificate of occupancy before the damaged Leased Property is reoccupied for any purpose.  Tenant shall complete such repairs or rebuilding free and clear of mechanic’s or other liens, and in accordance with the building codes and all applicable laws, ordinances, regulations, or orders of any state, municipal, or other public authority affecting the repairs or rebuilding, and also in accordance with all requirements of the insurance rating organization, or similar body.  Any remaining proceeds of insurance after such restoration will be Tenant’s property.

9.5                               Insufficient Proceeds.  If the proceeds of any insurance settlement are not sufficient to pay the costs of Tenant’s repair, rebuilding or restoration under §9.4 in full, Tenant shall bear the cost of any shortfall.

9.6                               Not trust funds.  Notwithstanding anything herein or at law or equity to the contrary, none of the insurance proceeds paid to landlord as herein provided, if any, shall be deemed trust funds, and landlord shall be entitled to dispose of such proceeds as provided in this article 9.  Tenant expressly assumes all risk of loss, including a decrease in the use, enjoyment or value, of the leased property from any casualty whatsoever, whether or not insurable or insured against.

9.7                               Landlord’s Inspection.  During the progress of such repairs or rebuilding, Landlord and its architects and engineers may, from time to time, inspect the Leased Property and will be furnished, if required by them, with copies of all plans, shop drawings, and specifications relating to such repairs or rebuilding.  Tenant will keep all plans, shop drawings, and specifications at the building, and Landlord and its architects and engineers may examine them at all reasonable times.  Tenant’s obligations to supply insurance, according to Article 4, will be applicable to any repairs or rebuilding under this section.

9.8                               Landlord’s Costs.  Tenant shall, within 30 days after receipt of an invoice from landlord, pay the reasonable costs, expenses, and fees of any architect or engineer employed by landlord to review any plans and specifications and to supervise and approve any construction, or for any services rendered by such architect or engineer to landlord as contemplated by any of the provisions of this lease, or for any services performed by landlord’s attorneys in connection therewith.

9.9                               No Rent Abatement.  Rent will not abate pending the repairs or rebuilding of the Leased Property.

ARTICLE 10.   CONDEMNATION

10.1                        Total Taking.  If, by exercise of the right of eminent domain or by conveyance made in response to the threat of the exercise of such right (“Taking”), any entire Facility Property is taken, or so much of any Facility Property is taken that the Facility Property cannot be used by Tenant for the purposes for which it was used immediately before the Taking, then this Lease will end with respect to such Facility Property only on the earlier of the vesting of title to the Facility Property in the condemning authority or the taking of possession of the Facility Property by the condemning authority.  Upon such termination, the Investment Amount shall be reduced by the award payable for such Taking less any reasonable and reasonably documented expenses incurred by Landlord in connection with such Taking and the Base Rent for the applicable Facility shall be reduced accordingly. The termination of this Lease as to one Facility Property due to a Taking or Casualty is the result of circumstances beyond the control of Landlord and Tenant and the parties affirm that, except for such specific isolated situation, this Lease is intended to be a single indivisible lease.  All damages awarded for such Taking under the power of eminent domain shall be the property of Landlord, whether such damages shall be awarded as compensation for diminution in value of the leasehold or the fee of the Facility Property.

10.2                        Partial Taking.  If, after a Taking, so much of a Facility Property remains that the Facility Property can be used for substantially the same purposes for which it was used immediately before the Taking, then [i] this Lease will end as to the part taken on the earlier of the vesting of title to such Leased Property in the condemning authority or the taking of possession of such Leased Property by the condemning authority and the Rent will be adjusted accordingly; [ii] at its cost, Tenant shall restore so much of the Facility Property as remains to a sound architectural unit substantially suitable for the purposes for which it was used immediately before the Taking, using good workmanship and new, first-class materials; [iii] upon completion of the restoration, Landlord will pay Tenant [the lesser of the net award made to Landlord on the account of the Taking (after deducting from the total award, attorneys’, appraisers’, and other fees and costs incurred in connection with the obtaining of the award and amounts paid to the holders of mortgages secured by the Facility Property), or Tenant’s actual out-of-pocket costs of restoring the Facility Property]; and [iv] Landlord shall be entitled to the balance of the net award.  The restoration shall be completed in accordance with Article 9 with such provisions deemed to apply to condemnation instead of casualty.

10.3                        Condemnation Proceeds Not Trust Funds.  Notwithstanding anything in this Lease or at law or equity to the contrary, none of the condemnation award paid to Landlord shall be deemed trust funds, and Landlord shall be entitled to dispose of such proceeds as provided in this Article 10.  Tenant expressly assumes all risk of loss, including a decrease in the use, enjoyment, or value, of the Leased Property from any Condemnation.

ARTICLE 11.  TENANT’S PROPERTY

11.1                        Tenant’s Property.  Tenant shall install, place, and use on the Leased Property such fixtures, furniture, equipment, inventory and other personal property in addition to Landlord’s Personal Property as Tenant may, from time to time, deem necessary or useful to operate the Leased Property for its permitted purposes.  All such fixtures, furniture, equipment, inventory, and other personal property installed, placed, or used on the Leased Property which is owned by Tenant or leased by Tenant from third parties (including all IT Equipment) is hereinafter referred to as “Tenant’s Property”.

11.2                        Requirements for Tenant’s Property.  Tenant shall comply with all of the following requirements in connection with Tenant’s Property:

(a)         Tenant shall, at Tenant’s sole cost and expense, maintain, repair, and, to the extent required, replace Tenant’s Property.

(b)         Tenant shall pay all taxes applicable to Tenant’s Property.

(c)          If Tenant’s Property is damaged or destroyed by fire or any other cause, to the extent required to satisfy its performance obligations under this Lease, Tenant shall promptly repair or replace Tenant’s Property unless this Lease is terminated with respect to the applicable Facility pursuant to Article 9 or Article 10.

(d)         Unless an Event of Default or any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default has occurred, Tenant may remove Tenant’s Property from the Leased Property from time to time provided that [i] the items removed are not required to satisfy its performance obligations under this Lease (unless such items are being replaced by Tenant); and [ii] Tenant repairs any damage to the Leased Property resulting from the removal of Tenant’s Property.

(e)          Except to the extent the same were installed to replace items of Landlord’s Personal Property which were removed by Tenant, Tenant’s Property shall remain owned by Tenant at the expiration or termination of this Lease and Tenant may, at Tenant’s option, remove all or such portion of Tenant’s Property as Tenant determines upon the termination or expiration of this Lease provided Tenant repairs any damage to the Leased Property resulting from the removal of Tenant’s Property.  If Tenant fails to remove Tenant’s Property within 30 days after delivery of possession of the Leased Property to Landlord, then Tenant shall be deemed to have abandoned Tenant’s Property, Tenant’s Property shall become the property of Landlord, and Landlord may remove, store and dispose of Tenant’s Property.  In such event, Tenant shall have no claim or right against Landlord for such property or the value thereof regardless of the disposition thereof by Landlord.  Tenant shall pay Landlord, upon demand, all expenses incurred by Landlord in removing, storing, and disposing of Tenant’s Property and repairing any damage caused by such removal.  Tenant’s obligations hereunder shall survive the termination or expiration of this Lease.

ARTICLE 12.   RENEWAL OPTION

12.1                        Renewal Option.  Tenant has the option to renew (“Renewal Option”) this Lease for one renewal term (“Renewal Term”).  If the Renewal Option is exercised, the Renewal Term shall commence on the day after the last day of the Initial Term and shall expire at 12:00 Midnight Eastern Time on December 31, 2043.  Tenant can exercise the Renewal Option only upon satisfaction of the following conditions:

(a)         There shall be no uncured Event of Default at the time Tenant exercises its Renewal Option nor on the date the Renewal Term is to commence.

(b)         Tenant shall give Landlord irrevocable written notice of renewal no later than the date which is two years prior to the expiration date of the then current Term.

12.2                        Effect of Renewal.  The following terms and conditions will be applicable if Tenant renews the Lease:

(a)         Effective Date.  The effective date of any Renewal Term will be the first day after the expiration date of the then current Term.  The first day of the Renewal Term is also referred to as the Renewal Date.

(b)         Rent Adjustment.  Base Rent in the Renewal Term will be adjusted as set forth in Schedule 1 hereof.

(c)          Other Terms and Conditions.  Except for the modifications set forth in this §12.2, all other terms and conditions of the Lease will remain the same for the Renewal Term.

ARTICLE 13.   REPRESENTATIONS AND WARRANTIES

13.1                        Tenant’s Representations.  Tenant represents and warrants to Landlord as follows:

13.1.1              Tenant is a limited liability company duly organized, validly existing and in good standing under the laws of its Organization State.  Tenant is duly qualified to transact business as a foreign entity and is in good standing in each Facility State.  Tenant has full organizational power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted.

13.1.2              Each Subtenant is a limited liability company duly organized, validly existing and in good standing under the laws of its Organization State.  To the extent such Subtenant’s Organization State is not the applicable Facility State, each Subtenant is duly qualified to transact business as a foreign entity and is in good standing in the applicable Facility State.  Each Subtenant has full organizational power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted.

13.1.3              Each of Tenant and each Subtenant has all requisite power and authority to execute and deliver this Lease and to perform its obligations hereunder.  The execution and delivery of this Lease and the consummation of the transactions contemplated hereby have been duly authorized and approved by the governing bodies and the members or partners, as applicable, of Tenant and each Subtenant.  This Lease has been duly authorized, executed and delivered by Tenant and each Subtenant and (assuming the valid authorization, execution and delivery of this Lease by Landlord) is a legal, valid and binding obligation of Tenant and each Subtenant, enforceable in accordance with its terms subject to the effect of (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application relating to the relief of debtors or relating to or affecting creditors’ rights, and (b) general principles of equity and rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

13.1.4              Neither the execution and delivery of this Lease by Tenant or Subtenant, nor the consummation of any of the transactions contemplated hereby by Tenant or Subtenant, nor the compliance with or fulfillment of the terms, conditions or provisions hereof, will conflict with, result in a breach or violation by Tenant or Subtenant of the terms, conditions or provisions of, or constitute a default by Tenant or Subtenant under, [i] the organizational or governing documents of Tenant or Subtenant, [ii] any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Tenant or any Subtenant is a party or by which Tenant or Subtenant is bound, [iii] any court order to which Tenant or Subtenant is a party or by which any of their respective assets or businesses are subject or by which they are bound or [iv] any Legal Requirement, except, in the case of clause [ii] or [iv], for any such breaches, violations, defaults or events that, when considered together, would not reasonably be expected to adversely affect Tenant or Subtenant in any material respect.

13.2                        Landlord’s Representations.  Landlord represents and warrants to Tenant as follows:

13.2.1              Landlord is a limited liability company duly organized, validly existing and in good standing under the laws of its Organization State.  Landlord has full organizational power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted.

13.2.2              Landlord has all requisite power and authority to execute and deliver this Lease and to perform its obligations hereunder.  The execution and delivery of this Lease and the consummation of the transactions contemplated hereby have been duly authorized and approved by the governing bodies and the members or partners, as applicable, of Landlord.  This Lease has been duly authorized, executed and delivered by Landlord and (assuming the valid authorization, execution and delivery of this Lease by Tenant and Subtenant) is a legal, valid and binding obligation of Landlord, enforceable in accordance with its terms subject to the effect of (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application relating to the relief of debtors or relating to or affecting creditors’ rights, and (b) general principles of equity and rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

13.2.3              Neither the execution and delivery of this Lease by Landlord, nor the consummation of any of the transactions contemplated hereby by Landlord, nor the compliance with or fulfillment of the terms, conditions or provisions hereof, will conflict with, result in a breach or violation by Landlord of the terms, conditions or provisions of, or constitute a default by Landlord under, [i] the organizational or governing documents of Landlord, [ii] any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Landlord is a party or by which Landlord is bound, [iii] any court order to which Landlord is a party or by which any of its assets or businesses are subject or by which they are bound or [iv] any Legal Requirement, except, in the case of clause [ii] or [iv], for any such breaches, violations, defaults or events that, when considered together, would not reasonably be expected to adversely affect Landlord in any material respect.

ARTICLE 14.   NEGATIVE COVENANTS

Until the Obligor Group Obligations shall have been performed in full, Tenant and Subtenant covenant and agree that Tenant and Subtenant shall not do or suffer any of the following without the prior written consent of Landlord:

14.1                        No Debt.  Tenant and Subtenant shall not create, incur, assume, or permit to exist any indebtedness other than [i] trade debt incurred in the ordinary course of business; [ii]  indebtedness for Facility working capital purposes, to the extent secured principally by Tenant’s and Subtenant’s accounts receivable; [iii] indebtedness that is secured by any Permitted Lien; [iv] indebtedness for equipment and vehicle leases provided that any lien or encumbrance related thereto constitutes a Permitted Lien hereunder; or [v] indebtedness from capital lease obligations.  Company shall not create, incur, assume, or permit to exist any indebtedness that would result in a violation of the obligation to maintain [a] a minimum Net Worth pursuant to Exhibit U hereof or [ii] a maximum Leverage Ratio pursuant to Exhibit U hereof. Upon Company’s or Tenant’s request, Landlord shall enter into reasonable intercreditor agreements with Company’s or Tenant’s lender(s).

14.2                        No Liens.  Tenant and Subtenant shall not create, incur, or permit to exist any lien, charge, encumbrance, easement or restriction upon [i] the Leased Property (subject to Tenant’s and Subtenant’s rights to release certain liens pursuant to §7.3 hereof), Tenant’s Property, the Collateral, or any of Company’s, Tenant’s or Subtenant’s deposit accounts [as “deposit account” is defined for purposes of Article 9 of the UCC]), or [ii] any lien upon or pledge of any interest in Company, Tenant or Subtenant which, if enforced, would result in a Restricted Transfer or Change of Control, except, in either case, for Permitted Liens.

14.3                        No Transfer.  GEN, Company, Tenant and Subtenant and their Affiliates shall not effectuate a Restricted Transfer without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion.

14.4                        No Guaranties.  Tenant and Subtenant shall not create, incur, assume, or permit to exist any guarantee by Tenant or any Subtenant of any loan or other indebtedness except the endorsement of negotiable instruments for collection in the ordinary course of business

14.5                        Affiliate Contracts.  Any contract entered into by Company, Tenant or Subtenant with any Affiliate of any of them shall be an arm’s length contract for fair market value and, to the extent any such contract provides for annual payments with respect to all applicable Facilities in the aggregate in excess of $500,000, the same shall be disclosed to Landlord in advance.

14.6                        Subordination of Payments to Affiliates.  (a)  Except as provided in Section 14.6(b) below, none of Company, Tenant, GEN, Subtenant or Manager (if applicable), during any pendency of an Event of Default or during any period in which, Company and GEN have failed to provide the Landlord Parties with pro forma financial statements (i) the form of which are reasonably approved by the Landlord Parties; (ii) which take into account all projected cash inflows and outflows of Company and GEN during the succeeding twelve (12) months including, without limitation, any mandatory prepayments reasonably anticipated to be made, as required pursuant to the Term Loan or Revolving Loan; and (iii) indicate that Company and GEN will maintain at all times during the applicable period Liquidity of at least Seventy Five Million Dollars ($75,000,000) in excess of the minimum Liquidity required by the applicable covenant, shall make any payments (including, without limitation, payment of salary, bonuses, fees, management fees or lease payments) or distributions, payments of principal or interest, dividends, liquidating distributions, or cash flow distributions to Company, Tenant, GEN, Subtenant, Manager (if applicable), any Affiliate of Company, GEN, Tenant, Subtenant, or Manager, or any shareholder, member or partner of the Company, GEN, Tenant, Subtenant or Manager (if applicable) or any of their Affiliates (a “Distribution”).

(b)                                 Notwithstanding anything to the contrary in Section 14.6(a), in no event shall Section 14.6(a) restrict or prevent:

(i)                                     Company, GEN, Tenant or Subtenant (if applicable) from paying any (A) operating expenses (consistent with past practice), (B) employee related expenses, including salaries or bonuses (consistent with past practice), (C) to the extent not otherwise restricted under this Lease, rental payments, including, without limitation, Base Rent and Additional Rent, (D) distributions to fund tax liabilities of any Genesis Member that accrue as a result of the combined operations of GEN and Company and (E) distributions to Affiliates or subsidiaries of Company or GEN to the extent required to pay indebtedness for borrowed money of GEN, Company or any of their respective subsidiaries (provided any distributions from GEN will be limited to tax distributions); or

(ii)                                  Company or GEN (during any period described in §14.6(a)) from paying any (A) management and consulting fees to Affiliates (consistent with past practice), or (B) distributions to its members solely to fund tax liabilities of such members accrued as a result of the operations of Company or GEN, if and only if, at the time of such distribution, no Events of Default (including Events of Default triggered by non-compliance with Exhibit U hereof, if the terms thereof are instead in effect) is continuing or would result from any such distributions.

14.7                        Anti-Terrorism Laws.  None of Company, Tenant, Subtenant nor Manager nor any Affiliate is now, or shall be at any time hereafter, a Blocked Person, whether such restriction arises under United States law, regulation, executive orders and OFAC Lists, and neither Tenant nor any Affiliate is engaged, or shall engage, in any dealings or transactions with, or shall otherwise be associated with, any Blocked Person.  Company, Tenant and Subtenant shall not at any time be in violation of any laws or regulations relating to terrorism, money laundering or similar activities, including, without limitation, Anti-Terrorism Laws.

14.8                        Anti-Corruption Laws.  Each of Tenant and Subtenant covenants and agrees that neither it nor any of its Affiliates has, and covenants and agrees that it will not, and will not allow its Affiliates to, in connection with the transactions contemplated by this Lease or in connection with any other business transactions involving Landlord or HCN, authorize, make, offer, promise to make, request, agree to accept, or accept, any payment or transfer anything of value, directly or indirectly, [i] to secure an improper advantage or illegitimate or unjust benefit, or to influence a person to misuse his or her position or [ii] that is otherwise illegal under any applicable Anti-Corruption Laws.  It is the intent of the parties hereto that no payment or transfer of value shall be made which has the purpose or effect of public or commercial bribery; acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business; securing an improper advantage or illegitimate or unjust benefit; or influencing a person to misuse his or her position.

ARTICLE 15.   AFFIRMATIVE COVENANTS

15.1                        Perform Obligations.  Company, Tenant and Subtenant shall each perform all of its obligations under this Lease, the Government Authorizations and all Legal Requirements.

15.2                        Proceedings to Enjoin or Prevent Construction.  If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful Tenant’s construction, occupancy, maintenance, or operation of the Facility or any portion thereof, Tenant will cause such proceedings to be contested in a commercially reasonable manner, and, in the event of an adverse ruling or decision, prosecute appeals therefrom (if appropriate) in a commercially reasonable manner, and will, without limiting the generality of the foregoing, resist the entry or seek the stay of any temporary or permanent injunction that may be entered, and use its commercially reasonable efforts to bring about a favorable and speedy disposition of all such proceedings and any other proceedings.

15.3                        Documents and Information.

15.3.1              Furnish Documents.  Company and Tenant shall deliver to Landlord all documents, reports, schedules and copies described on Exhibit E within the specified time periods and in electronic format via the email address reporting@hcreit.com.  Landlord may change the email address at any time by giving the other party notice of such change.  Landlord may exhibit or furnish any document delivered to Landlord, including unaudited Facility Financial Statements, licensure reports, financial and property due diligence materials and other documents, materials and information relating to the Facilities, the Annual Financial Statements, Periodic Financial Statements, Annual Facility Budget, Annual Budget and all other documents, reports, schedules and copies described on Exhibit E or copies thereof, or any other document relating to any of them, for the purpose of evaluating or negotiating a potential transaction with or for Landlord (other than as to [ii] below), [i] to any potential transferee of the Lease or the Leased Property, [ii] to any governmental or regulatory authority in connection with any legal, administrative or regulatory proceedings requiring disclosure, [iii] to any proposed creditor in connection with the financing of the Leased Property, [iv] to Landlord’s attorneys, auditors and underwriters, and [v] to any other person or entity for which there is a legitimate business purpose for such disclosure. Landlord shall direct such other parties to (A) keep the material confidential, and (B) not disclose or reveal the material to any person in any manner whatsoever without Tenant’s prior written consent, except as may be required by applicable Legal Requirements.

15.3.2              Furnish Information.  Company, Tenant and each Subtenant shall [i] promptly supply Landlord with such information concerning its financial condition, affairs and property, as Landlord may reasonably request from time to time hereafter, including copies of documents reasonably requested by Landlord; [ii] promptly notify Landlord in writing of any condition or event that constitutes a breach or event of default of any term, condition, warranty, representation, or provisions of this Lease and of any material adverse change in its financial condition; [iii] maintain a standard and modern system of accounting; [iv] permit Landlord or any of its agent or representatives to have access to and to examine all of its books and records regarding the financial condition of the Facilities at reasonable times hereafter during business hours and after not less than five (5) Business Days prior written notice provided such parties are accompanied by a representative of Tenant and comply with all Legal Requirements and rules and regulations reasonably established by Tenant; and [v] make provisions to set-up and implement quarterly variance meetings attended in person or via telephonic conference with Landlord upon Landlord’s request.

15.3.3              Further Assurances and Information.  Tenant shall, on request of Landlord from time to time, execute, deliver, and furnish documents as may be necessary to fully consummate the transactions contemplated under this Lease.  Within 15 days after a request from Landlord, Tenant and each Subtenant shall provide to Landlord such additional information regarding Tenant, Tenant’s financial condition, Subtenant, each Subtenant’s financial condition or the Facility as Landlord, or any existing or proposed creditor of Landlord, or any auditor or underwriter of Landlord, may require from time to time, including, without limitation, a current Tenant’s Financial Certification in the form of Exhibit F.

15.3.4              Material Communications.

15.3.4.1                       Litigation or Government Investigations.  Other than with respect to any licensure, certification and survey matters (which shall be covered by Section 15.3.4.2 below), Tenant or Subtenant, as applicable, shall notify Landlord in writing within five (5) Business Days after Tenant or any Subtenant has knowledge of any potential, threatened or existing material litigation or material proceeding against, or government investigation of, Tenant, Subtenant, Guarantor, or a Facility that is reasonably likely to materially adversely affect Guarantor or Tenant taken as a whole; the right to operate a Facility; Landlord’s title to any Facility; or Tenant’s or Subtenant’s interest therein.

15.3.4.2                       Licensure and Certification Inspections.

(a)                                 Tenant and each Subtenant, as applicable, shall, on a monthly basis, on or before the tenth (10th) day of each month, provide Landlord with a written summary (which may be delivered by granting Landlord with electronic access) of all Facility inspections with respect to health care licensure or certification which occurred during the preceding month for which the Facility has received a written report; and

(b)                                 Tenant and each Subtenant, as applicable, shall notify Landlord in writing (which may be delivered by granting Landlord with electronic access), within five (5) Business Days after notice or receipt thereof, of the existence of any Material Deficiency or an imposition of a civil monetary penalty (CMP) with respect to any one survey of a Facility of greater than $150,000, and shall provide Landlord (which may be provided by granting Landlord with electronic access), to the extent available, copies of each of the material reports, notices and correspondence related thereto.

15.3.4.3                       Landlord Inquiries.  Tenant or Subtenant, as applicable, will promptly respond to Landlord’s reasonable inquiries with respect to the information to be provided to Landlord pursuant to this Section 15.3.4.

15.3.5              Requirements for Financial Statements.  Tenant shall meet the following requirements in connection with the preparation of the financial statements:  [i] all audited financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied; [ii] all unaudited financial statements shall be prepared in a manner substantially consistent with prior audited and unaudited financial statements prepared by Tenant and submitted to Landlord; [iii] all financial statements shall fairly present the financial condition and performance for the relevant period in all material respects; [iv] the financial statements shall include all notes to the financial statements; [v] a copy of all management letters and a complete schedule of contingent liabilities and transactions with Affiliates shall be provided by management; [vi] in the event the audited financial statements do not include an unqualified opinion, Company shall provide to Landlord, within thirty (30) days after the delivery of the audited financial statements to Landlord, a written plan illustrating its planned actions necessary to remedy the qualifications identified in the auditor’s opinion, which plan must be implemented prior to the issuance of the next annual audit so that such next audit contains an unqualified opinion and [vii] the audited financial statements shall be prepared in accordance with GAAP requirements by a nationally or regionally recognized independent certified public accountant subject to approval by Landlord, which shall not be unreasonably withheld.

15.4                        Compliance With Laws.  Tenant and each Subtenant shall comply with all Legal Requirements and keep all Government Authorizations in full force and effect.  Tenant and each Subtenant shall pay when due all taxes and governmental charges of every kind and nature that are assessed or imposed upon Tenant and each Subtenant, respectively, at any time during the term of the Lease, including, without limitation, all income, franchise, capital stock, property, sales and use, business, intangible, employee withholding, and all taxes and charges relating to Tenant’s and each Subtenant’s respective business and operations.  Tenant and each Subtenant shall be solely responsible for compliance with all Legal Requirements, including the ADA, and Landlord shall have no responsibility for such compliance.  Notwithstanding anything to the contrary herein, throughout the Term, Landlord shall use commercially reasonable efforts to comply with those Legal Requirements, as applicable to Landlord, as required to maintain all Government Authorizations and shall cooperate with Tenant as reasonably requested if and when Landlord’s cooperation is necessary to maintain Government Authorizations.

15.5                        Broker’s Commission.  Landlord and Tenant each represent to the other that it has dealt with no Broker in connection with the execution of this Lease.  Landlord shall indemnify and hold Tenant harmless from and against any claims made by a broker who alleges to have dealt with Landlord.  Tenant shall indemnify and hold Landlord harmless from and against any claims made by a broker who alleges to have dealt with Tenant.

15.6                        Existence.  For so long as such party is a party to this Lease or a Facility Sublease, Tenant and each Subtenant shall maintain its existence throughout the term of this Lease.  Company shall maintain its existence throughout the term of this Lease.

15.7                        Financial Covenants.  Tenant shall conform with the financial covenants set forth in Exhibit U hereto throughout the term of this Lease:

15.8                       Survey Deficiencies.  Tenant and each Subtenant, as applicable, shall diligently pursue correction of all survey deficiencies and violations identified by CMS or the applicable state survey agency.

15.9                        Transfer of License and Facility Operations.  If this Lease is terminated due to expiration of the Term, pursuant to an Event of Default or for any reason other than Tenant’s purchase of the Leased

Property, or if Tenant or Subtenant vacates the Leased Property (or any part thereof) without termination of this Lease (as applicable), the following provisions shall be immediately effective as to the applicable portion of the Leased Property:

15.9.1              Licensure.  Subject to §15.9.2 and applicable law, Tenant and each Subtenant shall execute, deliver and file all documents and statements reasonably requested by Landlord to effect the transfer of the Facility licenses and Government Authorizations to a replacement operator designated by Landlord (“Replacement Operator”), subject to any required approval of governmental regulatory authorities, and Tenant and each Subtenant shall provide to Landlord all information and records reasonably required by Landlord in connection with the transfer of the license and Government Authorizations.

15.9.2              Facility Operations.

(a)         In order to facilitate a responsible and efficient transfer of the operations of the Facilities, Tenant and Subtenant shall, if and to the extent requested by Landlord and subject to all applicable law, [i] deliver to Landlord the most recent updated reports, notices, schedules and documents listed in Exhibit E; and [ii] provide reasonable access for Landlord and its agents to show the Facilities to potential Replacement Operators.

(b)         If, upon the expiration or termination of this Lease, neither Landlord nor any other Person assumes operational responsibility for the Facilities, Tenant shall, pursuant to a commercially reasonable management agreement or similar arrangement on commercially reasonable terms to be determined by Tenant and Landlord in good faith (subject to clause (C), below, continue to operate the Facilities in the ordinary course of business and consistent with applicable laws and regulations, until the date of transfer of the Facility operations to the Replacement Operator or such other party as may be designated by a governmental or regulatory authority is completed; provided, however, that during such period (A) Tenant shall have no obligation to pay any Rent, including, without limitation, Base Rent and Additional Rent, (B) Landlord shall be responsible for the operating shortfalls of the Facilities and shall receive the benefit of all revenue generated by the Facilities, and (C) Tenant shall be entitled to receive a management fee for such services equal to up to 5% of applicable Facility revenues; provided, further, however, to the extent Landlord fails to identify a Person to assume operational responsibility within six (6) months after the termination or expiration of this Lease, or any such identified Person does not obtain all approvals necessary to operate the Facilities pursuant to all Legal Requirements within twelve (12) months after the termination or expiration of this Lease, Tenant, at Landlord’s sole cost and expense and without any liability to Landlord, may, but shall not be obligated to, either (x) request that the appropriate regulatory authorities assume operational and financial responsibility for the Facilities or (y) proceed to close the Facilities and relocate the residents thereof.

(c)          If, upon the expiration or termination of this Lease, a Replacement Operator is ready, willing and able, and has been approved by all Governmental Authorities, to commence operating the Facilities and Tenant fails to transition the operations to such Replacement Operator, the provisions of Article 19 shall apply.

15.9.3              IT Equipment.  Tenant shall permit Landlord to utilize the IT Equipment for a period of 180 days after termination or expiration of the Lease.

15.10                 Bed Operating Rights.  Tenant and Subtenant acknowledge and agree that the rights to operate the beds located at the Facilities as long term care beds under the law of the applicable Facility State affect the value of the Leased Property.  Tenant and Subtenant agree to meet the Bed Licensing Requirements.

15.11                 Cooperation.  Effective upon [i] the occurrence and during the continuance of an Event of Default, or [ii] termination of this Lease for any reason other than Tenant’s purchase of the Leased Property, Tenant and Subtenant hereby agree, upon request of Landlord, to execute, deliver and file all applications and any and all other necessary documents and statements to effect the issuance, transfer, reinstatement, renewal and/or extension of the Facility license and all Governmental Authorizations issued to Tenant and Subtenant or applied for by Tenant and Subtenant in connection with Tenant’s and Subtenant’s operation of the Facility, to permit any designee of Landlord or any other transferee to operate the Facility under the Governmental Authorizations, and to do any and all other acts incidental to any of the foregoing.

15.12                 Project Submissions.  Tenant shall submit certain future projects to Landlord as provided in Exhibit T.

15.13                 Information and Images.  Tenant grants to Landlord and Landlord’s Affiliates the perpetual, irrevocable, worldwide right and license to reproduce, use, prepare derivative works based upon, publish, distribute, and display, by any means and in any media, information describing, and photographic or other images depicting, the Leased Property and Facilities (but not the names of the Facilities or Tenant), units, rooms, amenities and special features and the Land, Improvements and Personal Property (the “Information and Images”), subject to any commercially reasonable restrictions established by Tenant to protect resident confidentiality of which Landlord receives written notice.  Without limiting the foregoing, such Information and Images may be reproduced, used, published, distributed, and displayed by Landlord and Landlord’s Affiliates in any promotional or marketing materials, advertisements, reports, or web sites.  Tenant expressly waives and releases [i] any right to receive compensation for such reproduction, use, publication, distribution, or display; [ii] any right to inspect or approve such Information and Images prior to such reproduction, use, publication, distribution, or display; or [iii] any rights under any copyright, patent, trademark, or similar statute or regulation with respect to such use, publication, distribution or display.

15.14                 Compliance with Anti-Terrorism Laws.  Tenant shall immediately notify Landlord if Tenant has knowledge that Tenant or any Affiliate becomes a Blocked Person or is otherwise listed on any OFAC List or [i] is convicted with respect to, [ii] pleads nolo contendere to, [iii] is indicted with respect to, or [iv] is arraigned and held over on charges involving, money laundering, predicate crimes to money laundering or any Anti-Terrorism Law.  None of Tenant, Subtenant, Guarantors, Manager or any Affiliate will, directly or indirectly, [a] conduct any business, or engage in any transaction or dealing, with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, [b] deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, or [c] engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.  In addition, Tenant hereby agrees to provide Landlord with any additional information that Landlord deems necessary from time to time in order to ensure compliance with the Anti-Terrorism Laws.

15.15                 Change of Location or Name.  Tenant and Subtenant shall promptly notify Landlord of the change any of the following:  [i] the location of the principal place of business or chief executive office of Tenant or Subtenant, or any office where any of Tenant’s or Subtenant’s books and records are maintained; [ii] the name under which Tenant or Subtenant conducts any of its business or operations; or [iii] the state of organization of Tenant or Subtenant.

15.16                 Compliance with Anti-Corruption Laws.

15.16.1                               Tenant agrees that, should it learn or have reason to know of: [i] any payment, offer, or agreement to make a payment by Tenant or any Affiliate to a “Government Related Person” as defined in the Anti-Corruption Laws (including, without limitation:  [a] any elected or appointed government official, member of the armed forces, or member of a royal family; [b] any officer or employee of a government or any department, agency, or instrumentality of a government; [c] any person acting in an official capacity for or on behalf of a government or any department, agency, or instrumentality of a government; [d] any officer or employee of a company or business owned or controlled in whole or part, directly or indirectly, by a government; [e] any officer or employee of a public international organization, such as the World Bank or the United Nations; [f] any officer or employee of a political party or any person acting in an official capacity on behalf of a political party; [g] any candidate for political office; and/or [h] the spouse or immediate family member of any of the above) for the purpose of obtaining or retaining business, securing any improper advantage, or influencing a person to misuse his or her position, [ii] any other payment, offer, agreement to make or receive, or receipt of a payment by Tenant or any Affiliate that would constitute a violation of applicable Anti-Corruption Laws; or [iii] any other development during the Term that in any way makes inaccurate or incomplete the representations, warranties and certifications of Tenant hereunder given or made as of the Effective Date or at any time during the Term, Tenant will immediately advise Landlord in writing of such knowledge or suspicion and the entire basis known to Tenant therefor.

15.16.2                               Upon a good faith basis and written notification to Tenant, Landlord, at Landlord’s expense, may conduct an investigation and audit of Tenant’s books, records and accounts to verify compliance with §§14.7, 14.8, 15.14 and 15.16.  Tenant agrees to cooperate fully with such investigation, the scope, method, nature and duration of which shall be at the reasonable discretion of Landlord.  Tenant agrees that it will provide annually to Landlord the Anti-Corruption and Anti-Terrorism Certificate, with such certificate to be delivered with the Annual Financial Statements in accordance with §15.3.1.

ARTICLE 16.   ALTERATIONS, CAPITAL IMPROVEMENTS, AND SIGNS

16.1                        Prohibition on Restricted Alterations.  Tenant shall not make any Restricted Alterations to the Leased Property without Landlord’s prior written consent.

16.2                        Approval of Restricted Alterations.  If Tenant desires to perform Restricted Alterations, Tenant shall deliver to Landlord plans, specifications, drawings, and such other information, if any, as may be reasonably requested by Landlord (collectively the “Plans and Specifications”) showing in reasonable detail the scope and nature of the Restricted Alterations that Tenant desires to perform.  It is the intent of the parties hereto that the level of detail shall be comparable to that which is referred to in the architectural profession as “design development drawings” as opposed to working or biddable drawings.  Landlord agrees not to unreasonably delay its review of the Plans and Specifications.  Tenant shall comply with the requirements of §16.4 in making any Restricted Alterations.

16.3                        [Intentionally Omitted].

16.4                        Requirements for Alterations.  Tenant shall comply with all of the following requirements in connection with any Alterations:

(a)                                 The Alterations shall be made in accordance with the approved Plans and Specifications (if any).

(b)                                 The Alterations and the installation thereof shall comply with all applicable legal requirements and insurance requirements.

(c)                                  The Alterations shall be done in a good and workmanlike manner, shall not impair the value or the structural integrity of the Leased Property, and shall be free and clear of all mechanic’s liens.

(d)                                 For any Alterations having a total cost of $4,000,000.00 or more, which $4,000,000 shall be increased annually on each anniversary of the Original Effective Date in proportion to increases in the CPI, Tenant shall deliver to Landlord a payment and performance bond, with a surety acceptable to Landlord, in an amount equal to the estimated cost of the Permitted Alterations, guaranteeing the completion of the work free and clear of liens and in accordance with the approved Plans and Specifications, and naming Landlord and any mortgagee of Landlord as joint obligees on such bond.

(e)                                  Tenant shall, at Tenant’s expense, obtain a builder’s completed value risk policy of insurance complying with the provisions of Article 4 hereof with respect to builder’s risk insurance.

(f)                                   Tenant shall, not later than 60 days after completion of the Alterations, deliver to Landlord a revised “as-built” survey of the respective Facility if the Alterations altered the Land or “footprint” of the Improvements and an “as-built” set of Plans and Specifications for the Alterations to the extent Tenant obtains such “as built” Plans and Specifications.

(g)                                  Tenant shall, not later than 30 days after Landlord sends an invoice, reimburse Landlord for any reasonable costs and expenses, including attorneys’ fees and architects’ and engineers’ fees, incurred in connection with reviewing and approving the Plans and Specifications to the extent anticipated hereby and ensuring Tenant’s compliance with the requirements of this section.  The daily fee for Landlord’s consulting engineer is $750.00.

(h)                                 Each Subtenant is a limited liability company duly organized, validly existing and in good standing under the laws of its Organization State.  To the extent such Subtenant’s Organization State is not the applicable Facility State, each Subtenant is duly qualified to transact business as a foreign entity and is in good standing in the applicable Facility State.  Each Subtenant has full organizational power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted.

16.5                        Ownership and Removal of Alterations.  The Alterations shall become a part of the Leased Property, owned by Landlord, and leased to Tenant subject to the terms and conditions of this Lease.  In no event shall the Base Rent hereunder be increased as a result of the performance of any Alteration.  Tenant shall not be required or permitted to remove any Alterations.

16.6                        Minimum Qualified Capital Expenditures.  During each calendar year of the Term, Tenant shall expend or escrow an average of at least $1,153.00 per bed for Qualified Capital Expenditures to improve the Facilities (provided that as to any Facility with respect to which a certificate of occupancy has not been outstanding for at least a year, the minimum Qualified Capital Expenditures required by this section shall be waived until the calendar year immediately following the year in which such certificate of occupancy is issued).  Thereafter throughout the Term, Tenant shall expend or escrow such minimum amount each calendar year, increased annually on each anniversary of the Original Effective Date in proportion to increases in the CPI.  Within 60 days after the end of each fiscal year, Tenant shall deliver to Landlord a certificate in the form of Exhibit G listing the Qualified Capital Expenditures made in the prior year.  If the entire minimum amount was not expended in such year, the certificate will include certification that the balance of the current minimum amount has been deposited in a reserve account to be used solely for Qualified Capital Expenditures for the Facilities.  At least annually, at the request of Landlord, Landlord and Tenant shall review capital expenditures budgets and discuss possible modifications to the Leased Property; provided that Tenant shall not be required by the terms of this sentence to implement any such modifications.  Tenant shall be required to complete the capital expenditure projects described on Exhibit O within the time periods specified thereon and all amounts incurred by Tenant in connection therewith shall comprise Qualified Capital Expenditures, and count towards the $1,153 average per bed required to be spent per year pursuant to this §16.6.

16.7                        Signs.  Tenant may, at its own expense, erect and maintain identification signs at the Leased Property, provided such signs comply with all laws, ordinances, and regulations.  Upon the termination or expiration of this Lease, Tenant shall, within 30 days after notice from Landlord, remove the signs and restore the Leased Property to its original condition.

ARTICLE 17.   OPTION TO PURCHASE

Tenant has the option to purchase certain of the Leased Property as set forth in Exhibit V hereto.

ARTICLE 18.  ASSIGNMENT AND SALE OF LEASED PROPERTY

18.1                        Prohibition on Assignment and Subletting.  Except as provided below, Landlord’s consent shall not be required for any Permitted Transfer.  Landlord’s prior written consent shall be required for each Restricted Transfer, which consent Landlord may withhold in its sole and absolute discretion.  A Restricted Transfer without the prior written consent of Landlord will be void at Landlord’s option.  Landlord’s consent to one Restricted Transfer will not waive the requirement of its consent to any subsequent Restricted Transfer.  Tenant may enter into a Facility Sublease with each Subtenant for each Facility provided that each Facility Sublease complies with §18.2.  None of GEN, Tenant or any of their respective subsidiaries will issue equity to any Publicly Listed Entity that is a real estate investment trust for United States income tax purposes and invested in skilled nursing, post-acute care, assisted living, medical or other healthcare facilities (other than HCN) without the consent of HCN (other than in connection with a registered underwritten public offering of equity by GEN or any other Publicly Listed Entity).

18.2                        Requests for Landlord’s Consent to Certain Restricted Transfers.  If Tenant is required to obtain Landlord’s consent to a specific Restricted Transfer constituting an assignment, sublease or management agreement under this Lease or similar arrangement, Tenant shall give Landlord [i] the name and address of the proposed assignee, subtenant or manager; [ii] a copy of the documentation implementing the proposed Restricted Transfer; [iii] reasonably satisfactory information about the nature, business and business history of the proposed assignee, subtenant, or manager and its proposed use of the Leased Property or portion thereof; and [iv] banking, financial, and other credit information, and references about the proposed assignee, subtenant or manager sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee, subtenant or manager.  Any such Restricted Transfer shall be consummated pursuant to an agreement that shall contain provisions to the effect that [a] such agreement of Transfer is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Landlord and that the assignee, subtenant or manager shall comply with all applicable provisions of this Lease; [b] such agreement of Transfer may not be modified without the prior written consent of Landlord not to be unreasonably withheld or delayed; [c] if this Lease shall terminate before the expiration of such agreement of Transfer, the assignee, subtenant or manager thereunder will, solely at Landlord’s option and only upon the express written notice of attornment from Landlord, attorn to Landlord and waive any right the assignee, subtenant or manager may have to terminate the agreement of Transfer or surrender possession thereunder as a result of the termination of this Lease; and [d] if the assignee, subtenant or manager receives a written notice from Landlord stating that Tenant is in default under this Lease, the assignee, subtenant or manager shall thereafter pay all rentals or payments under the agreement of Transfer directly to Landlord until such default has been cured.  Any attempt or offer by an assignee, subtenant or manager to attorn to Landlord shall not be binding or effective without the express written consent of Landlord.  Tenant hereby collaterally assigns to Landlord, as security for the performance of its obligations hereunder, all of Tenant’s right, title, and interest in and to any assignment, sublease or management agreement now or hereafter existing for all or part of the Leased Property.  Tenant shall, at the request of Landlord, execute such other instruments or documents as Landlord may request to evidence this collateral assignment.  If Landlord, in its sole and absolute discretion, consents to such Restricted Transfer, such consent shall not be effective until [i] a fully executed copy of the agreement of Transfer has been delivered to Landlord; [ii] in the case of an assignment, Landlord has received a written instrument in which the assignee has assumed and agreed to perform all of Tenant’s obligations under the Lease; [iii] Tenant has paid to Landlord a fee in the amount of $2,500.00 (applies only to consent requests after the Effective Date); and [iv] Landlord has received reimbursement from Tenant or the assignee for all attorneys’ fees and expenses and all other reasonable out-of-pocket expenses incurred in connection with determining whether to give its consent, giving its consent and all matters relating to the assignment (applies only to consent requests after the Effective Date).

18.3        Agreements with Residents.  Tenant and Subtenant may enter into Occupancy Agreements with residents of the Leased Property without the prior written consent of Landlord; provided that, other than for certain isolated de minimis exceptions, [i] the Occupancy Agreements do not provide for life care services; [ii] the Occupancy Agreements do not contain any type of rate lock provision or rate guaranty for more than one calendar year; [iii] the Occupancy Agreements do not provide for any rent reduction or waiver other than for an introductory period not to exceed six months; [iv]  Tenant and Subtenant do not collect rent under the Occupancy Agreements for more than one month in advance; and [v] all residents of the Leased Property are accurately shown in accounting records for the Facility.  From time to time upon request of Landlord, Tenant shall provide Landlord with copies of its then current form(s) of resident occupancy agreement.  Landlord shall recognize the rights of the residents under the Occupancy Agreements.  The termination of this Lease by Landlord shall not affect the residents’ rights under the Occupancy Agreements.  The foregoing provisions will be self operative, and no further instrument will be required in order to effect them.

18.4        Sale of Leased Property.  If Landlord or any subsequent owner of the Leased Property sells the Leased Property, its liability for the performance of its agreements in this Lease will end on the date of the sale of the Leased Property, and Tenant will look solely to the purchaser for the performance of those agreements.  For purposes of this section, any holder of a mortgage or security agreement which affects the Leased Property at any time, and any landlord under any lease to which this Lease is subordinate at any time, will be a subsequent owner of the Leased Property when it succeeds to the interest of Landlord or any subsequent owner of the Leased Property.

18.5        Assignment by Landlord.  Except as expressly set forth herein, Landlord may freely Transfer its interest in this Lease or the Leased Property, whether by assignment or by Transfers of ownership interests in Landlord or its beneficial owners; provided that there shall never be more than a single Landlord entity hereunder.  Notwithstanding the foregoing, Landlord will not, without Tenant’s consent, enter into any transaction resulting in any Facility being excluded from the “Leased Property” under this Lease. As a condition to any direct or indirect Transfer of this Lease by Landlord, the transferee shall assume Landlord’s rights hereunder and recognize Tenant as the tenant under this Lease by executing a recognition agreement in a commercially reasonable form. The Future Rights are personal to HCN and accordingly, in the event Landlord at any time ceases to be a Primary Affiliate of HCN, the Future Rights shall automatically terminate and Section 15.15 and Article 22 shall be of no further force or effect. Notwithstanding the foregoing, any Transfer of any interest in HCN, including any such Transfer constituting a Change of Control thereof, shall not result in the termination of the Future Rights.

18.6        Beneficial Transfer.  Notwithstanding anything to the contrary herein or in the Lease Guaranty, at any time that GEN (i) shall Control Tenant either (A) directly or, (B) indirectly (x) through Company (provided Company is Controlled by GEN) and one or more subsidiaries that are wholly owned by Company or (y) through one or more wholly owned subsidiaries and (ii) shall be publicly listed on a nationally recognized exchange, nothing in this Lease or the Lease Guaranty, shall limit or prohibit the Beneficial Transfer:

(i) of any direct or indirect economic, beneficial or other interest in Tenant, Company, or any other entity Controlled by GEN to GEN or any entity Controlled by GEN (including, without limitation, any Exchange);  provided, however, that the Tenant notifies the Landlord in writing in advance (other than in respect of any Exchange) and the entities involved, as applicable, execute and deliver to the Landlord such guaranties, security agreements, subordination agreements, letter of credit agreements, assumption of all obligations and other documents and agreements as reasonably requested by the Landlord such that the Landlord has received and been granted equivalent (i) guaranties, (ii) security interests (security interests in both assets covered and priority of lien), (iii) subordinations, and (iv) other rights and benefits as required by this Lease or otherwise provided in the Transaction Documents; or

(ii) of shares, stock or other beneficial interests in GEN,

provided, in the case of (ii) above, the Landlord Parties’ written consent shall be required to consummate any transaction that would result in a Change of Control of GEN.  Any Beneficial Transfer (other than an Exchange) that is consummated concurrently with an Exchange, which Beneficial Transfer constitutes a Change of Control, shall not be exempt from the foregoing consent requirements by virtue of the fact it occurs concurrently with an Exchange.

ARTICLE 19.  HOLDOVER AND SURRENDER

19.1        Holding Over.  This Article 19 is subject in its entirety to §15.9.2. If Tenant, with or without the express or implied consent of Landlord, continues to hold and occupy the Leased Property (or any part thereof) after the expiration of the Term or earlier termination of this Lease (other than pursuant to Tenant’s purchase of the Leased Property) and a Replacement Operator is ready, willing and able, and has been approved by all Governmental Authorities, to accept the transition of operations of the Leased Property from Tenant, such holding over beyond the Term and the acceptance or collection of Rent in the amount specified below by Landlord shall operate and be construed as creating a tenancy from month to month and not for any other term whatsoever.  Said month-to-month tenancy may be terminated by Landlord by giving Tenant five days’ written notice, and at any time thereafter Landlord may re-enter and take possession of the Leased Property, subject to applicable Legal Requirements.  If Tenant continues after the expiration of the Term or earlier termination of this Lease to hold and occupy the Leased Property whether as a month-to-month tenant or a tenant at sufferance or otherwise, Tenant, except as provided in §15.9.2 to the contrary, shall pay Rent for each month in an amount equal to the sum of [i] one and one-half (1½) times the Base Rent payable during the month in which such expiration or termination occurs, plus [ii] all Additional Rent accruing during the month, plus [iii] any reasonable out of pocket costs and expenses incurred by Landlord as a result of Tenant’s continued occupancy, excluding loss of rental or damages payable to any new tenant plus [iv] any and all other sums payable by Tenant pursuant to this Lease.  During any continued tenancy after the expiration of the Term or earlier termination of this Lease, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by applicable law, to continue its occupancy and use of the Leased Property until the tenancy is terminated.  Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

19.2        Surrender.  Except for [i] Permitted Alterations; [ii] normal and reasonable wear and tear (subject to the obligation of Tenant to maintain the Leased Property in good order and repair during the Term); and [iii] damage and destruction not required to be repaired by Tenant, Tenant shall surrender and deliver up the Leased Property at the expiration or termination of the Term in as good order and condition as of the Acquisition Date.

ARTICLE 20.  LETTER OF CREDIT

20.1        Terms of Letter of Credit.

(i)         Tenant provided Landlord with the Letter of Credit on December 1, 2012.  Except as set forth herein, Tenant shall maintain the Letter of Credit in favor of Landlord until the Obligor Group Obligations are performed in full.  The Letter of Credit shall permit partial and full draws and shall permit drawing upon presentation of a draft drawn on the Issuer and a certificate signed by Landlord stating that an Event of Default has occurred under this Lease.  The Letter of Credit shall be for an initial term of one year and shall be automatically renewed annually for successive terms of at least one year unless Landlord receives notice from the Issuer, by certified mail, at least 60 days prior to the expiry date then in effect that the Letter of Credit will not be extended for an additional one-year period.

(ii)        Tenant, or a nominee thereof, shall, not later than fifteen (15) days prior to the expiration of the term of the Letter of Credit, deliver to Landlord a replacement letter of credit, in form and substance and issued by an Issuer reasonably satisfactory to Landlord (a “Replacement Letter”), such that the Letter of Credit or a Replacement Letter shall be in effect at all times after the date of this Agreement until fifteen (15) days beyond the end of the Term.  Any Replacement Letter shall be in a face amount at least equal to the face amount of the Letter of Credit.

(iii)       During the Term, Landlord shall hold the Letter of Credit as security for the performance by Tenant of all obligations on the part of Tenant under this Lease.  If there is an Event of Default, Landlord shall have the right from time to time, without notice and without prejudice to any other remedy Landlord may have on account thereof, and upon presentation of a certificate of demand, to draw upon the Letter of Credit and apply any funds so drawn to Landlord’s damages arising from, or to cure, any default by Tenant, whether such damages accrue before or after summary proceedings or other reentry by Landlord.  If Landlord shall so apply any funds, Tenant shall immediately restore the Letter of Credit to the original face amount.  Upon the expiration of the Term, Landlord shall return the Letter of Credit, or, if applicable, the remaining LC Proceeds, to Tenant.  If Landlord conveys Landlord’s interest under this Lease, any Letter of Credit or, if applicable, the LC Proceeds, may be turned over and assigned by Landlord to Landlord’s grantee (or, at Landlord’s election, Tenant shall furnish Landlord’s successor with a new Replacement Letter showing such successor as payee, provided that the original Letter of Credit then outstanding shall be simultaneously returned to Tenant).  From and after any such transfer, assignment or return, Tenant agrees to look solely to such grantee for proper application of the funds in accordance with the terms of this Section and the return thereof in accordance herewith.

20.2        Replacement Letter of Credit.  Tenant shall provide a replacement Letter of Credit which satisfies the requirements of §20.1 from an Issuer acceptable to Landlord within 30 days after the occurrence of any of the following:  [i] Landlord’s receipt of notice from the Issuer that the Letter of Credit will not be extended for an additional one-year period; [ii] Landlord gives notice to Tenant that the Kroll Bond Rating (or rating of a comparable rating service) of the Issuer is less than a “C+” (or the comparable rating of such other rating service); [iii] Landlord gives notice to Tenant of the admission by Issuer in writing of its inability to pay its debts generally as they become due, or Issuer’s filing of a petition in bankruptcy or petitions to take advantage of any insolvency act, making an assignment for the benefit of its creditors, consenting to the appointment of a receiver of itself or of the whole or any substantial part of its property, or filing a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law, regulation, or statute of the United States of America or any state thereof or [iv] Issuer is at any time determined not to be at least “adequately capitalized”, as that term is defined and used in the “Prompt Corrective Action” statute, 12 U.S.C. §1831, and implementing regulations.  Tenant’s failure to comply with the requirements of this section shall be an immediate Event of Default without any notice (other than as provided for in this section), cure or grace period.  Upon such event of Default, Landlord shall be entitled to draw upon the Letter of Credit and Landlord may, solely at its option and without any obligation to do so, require Tenant to obtain a replacement Letter of Credit satisfactory to Landlord with the LC Proceeds made available to Tenant solely to secure Tenant’s reimbursement obligation for the replacement Letter of Credit.

20.3        Draws.  Landlord may draw under the Letter of Credit upon the occurrence of an Event of Default hereunder.  Any such draw shall not cure an Event of Default.  The proceeds from the Letter of Credit (“LC Proceeds”) shall be the sole property of Landlord and may be used, retained and invested by Landlord without restriction or limitation.  Landlord shall have no obligation to account for its use of the LC Proceeds and Tenant shall have no interest in or claim against the LC Proceeds.  Landlord shall have the right and option, but not the obligation, to apply all or any portion of the LC Proceeds to pay all or any portion of [i] the Obligor Group Obligations; plus [ii] all reasonable expenses and costs incurred by Landlord in enforcing or preserving Landlord’s rights under this Lease or any security for the Obligor Group Obligations, including, without limitation, [a] the fees, expenses, and costs of any litigation, appellate, receivership, administrative, bankruptcy, insolvency, or other similar proceeding; [b] attorney, paralegal, consulting and witness fees and disbursements; and [c] the expenses, including, without limitation, lodging, meals and transportation of Landlord and its employees, agents, attorneys, and witnesses in preparing for litigation, administrative, bankruptcy, insolvency, or similar proceedings and attendance at hearings, depositions, and trials in connection therewith.

20.4        Partial Draws.  Upon the occurrence of a monetary Event of Default under the Obligor Group Obligations, Landlord may, at its option, make a partial draw on the Letter of Credit in an amount not to exceed the amount of the Obligor Group Obligations then past due.  If Landlord then applies the proceeds from such partial draw on the Letter of Credit to payment of all or any portion of the Obligor Group Obligations then past due, Tenant shall, within 10 days after notice from Landlord of such partial draw and payment, cause the amount of the Letter of Credit to be reinstated to the amount in effect prior to such partial draw.  Tenant’s failure to comply with the requirements of this section shall be an immediate Event of Default under the Lease Documents without any notice (other than as provided for in this section), cure or grace period.  Landlord’s rights under this §20.4 are in addition to, and not in limitation of, Landlord’s rights under §20.3.

ARTICLE 21.  QUIET ENJOYMENT, SUBORDINATION,
ATTORNMENT AND ESTOPPEL CERTIFICATES

21.1        Quiet Enjoyment.  So long as Tenant performs all of its obligations under this Lease, Tenant’s possession of the Leased Property will not be disturbed by Landlord or any party claiming by, through or under Landlord.

21.2        Subordination.  Subject to the terms and conditions of this section, this Lease and Tenant’s rights under this Lease are subordinate to any ground lease or underlying lease, first mortgage, first deed of trust, or other first lien against the Leased Property, together with any renewal, consolidation, extension, modification or replacement thereof, which now or at any subsequent time affects the Leased Property or any interest of Landlord in the Leased Property, except to the extent that any such instrument (a) expressly provides that this Lease is superior or (b) is entered into with Affiliates of Landlord.  The foregoing subordination provision is expressly conditioned upon any lessor or mortgagee being obligated and bound to recognize Tenant as the tenant under this Lease pursuant to the terms of a subordination and nondisturbance agreement or similar document in a commercially reasonable form, reasonably acceptable to Tenant.  Any foreclosure action or proceeding by any mortgagee with respect to the Leased Property shall not affect Tenant’s rights under this Lease and shall not terminate this Lease unless and until an Event of Default occurs hereunder.  The foregoing provisions will be self-operative, and no further instrument will be required in order to effect them.  However, Tenant shall execute, acknowledge and deliver to Landlord, at any time and from time to time upon demand by Landlord, such documents as may be requested by Landlord or any mortgagee or any holder of any mortgage or other instrument described in this section, to confirm or effect any such subordination.  Any mortgagee of the Leased Property shall be deemed to be bound by the nondisturbance provision set forth in this section.

21.3        Attornment.  If any holder of any mortgage, indenture, deed of trust, or other similar instrument described in §21.2 succeeds to Landlord’s entire interest in the Leased Property, Tenant will pay to such holder all Rent subsequently payable under this Lease.  Tenant shall, upon request of anyone succeeding to the interest of Landlord, automatically become the tenant of, and attorn to, such successor in interest without changing this Lease.  The successor in interest will not be bound by [i] any payment of Rent for more than one month in advance; [ii] any amendment or modification of this Lease thereafter made without its consent as provided in this Lease; [iii] any claim against Landlord arising prior to the date on which the successor succeeded to Landlord’s interest; or [iv] any claim or offset of Rent for prior periods against Landlord.  Upon request by Landlord or such successor in interest and without cost to Landlord or such successor in interest, Tenant will execute, acknowledge and deliver an instrument or instruments confirming the attornment.

21.4        Estoppel Certificates.  At the request of Landlord or Tenant, the other party shall execute, acknowledge, and deliver an estoppel certificate, in recordable form, in favor of Landlord or Tenant (as applicable) or any mortgagee or purchaser thereof certifying the following:  [i] that the Lease is unmodified and in full force and effect, or if there have been modifications that the same is in full force and effect as modified and stating the modifications; [ii] the date to which Rent and other charges have been paid; [iii] whether Tenant or Landlord is in default or whether there is any fact or condition which, with notice or lapse of time, or both, would constitute a default, and specifying any existing default, if any; [iv] that Tenant has accepted and occupies the Leased Property; [v] that the requested party has no defenses, setoffs, deductions, credits, or counterclaims against the other party, if that be the case, or specifying such that exist; and [vi] such other information as may reasonably be requested by the requesting party.  Any purchaser or mortgagee may rely on this estoppel certificate.  If Tenant fails to deliver the estoppel certificates to Landlord within 10 days after the request of Landlord, then Tenant shall be deemed to have certified that [a] the Lease is in full force and effect and has not been modified, or that the Lease has been modified as set forth in the certificate delivered to Tenant; [b] Tenant has not prepaid any Rent or other charges except for the current month; [c] Tenant has accepted and occupies the Leased Property; [d] neither Tenant nor Landlord is in default nor is there any fact or condition which, with notice or lapse of time, or both, would constitute a default; and [e] Tenant has no defenses, setoffs, deductions, credits, or counterclaims against Landlord.

ARTICLE 22.  FUTURE RIGHTS

The parties’ mutual rights and responsibilities with respect to proposed future developments, acquisitions and capital enhancements are set forth in Exhibit T hereto.

ARTICLE 23.  SECURITY INTEREST

23.1        Collateral.  Company, Tenant and each Subtenant hereby grants to Landlord (“Secured Party”) a security interest in the following described property to the extent located at or related to the Leased Property, whether now owned or hereafter acquired by Company, Tenant or any Subtenant, which shall in no event include the accounts receivable of Company, Tenant, Subtenant or Guarantor (the “Collateral”), to secure the payment and performance of the Obligor Group Obligations:

(a)           All machinery, furniture, equipment, trade fixtures, appliances, inventory and all other goods (as “equipment”, “inventory” and “goods” are defined for purposes of Article 9 of the UCC) and any leasehold interest in any of the foregoing, now or hereafter located in or on or used or usable in connection with the Land, Improvements, or Fixtures and replacements, additions, and accessions thereto, including, without limitation, those items which are to become fixtures or which are building supplies and materials to be incorporated into an Improvement or Fixture; but specifically excluding the IT Equipment.

(b)           All general intangibles, instruments, documents, and chattel paper as such terms are defined for purposes of Article 9 of the UCC now or hereafter arising in connection with the business located in or on or used or usable in connection with the Land, Improvements, or Fixtures, and replacements, additions, and accessions thereto.

(c)           All franchises, permits, licenses, operating rights, certifications, approvals, consents, authorizations and other general intangibles regarding the use, occupancy or operation of the Improvements, or any part thereof, including, without limitation, certificates of need, state health care facility licenses, and Medicare and Medicaid provider agreements, in each case, to the extent permitted by law.

(d)           Unless expressly prohibited by the terms thereof, all contracts, agreements, contract rights and materials relating to the design, construction, operation or management of the Improvements, including, but not limited to, management agreements, plans, specifications, drawings, blueprints, models, mock-ups, brochures, flyers, advertising and promotional materials and mailing lists but specifically excluding proprietary policy and procedures manuals.

(e)           All subleases, occupancy agreements, license agreements and concession agreements, written or unwritten, of any nature, covering all of the Leased Property or any part thereof, now or hereafter entered into, and all right, title and interest thereunder, including, without limitation, the right, if any, to cash or securities deposited thereunder whether or not the same was deposited to secure performance by the subtenants, occupants, licensees and concessionaires of their obligations thereunder, including the right to receive and collect the rents, revenues, and other charges thereunder.

(f)            All ledger sheets, files, records, computer programs, tapes, other electronic data processing materials, and other documentation relating to the preceding listed property or otherwise used or usable in connection with the Land and Improvements.

23.2        Additional Documents.  At the request of Secured Party, Company, Tenant and each Subtenant shall execute additional security agreements, control agreements, financing statements, and such other documents as may be requested by Secured Party to maintain and perfect such security interest.  Company, Tenant and each Subtenant authorize Secured Party to file financing statements describing the Collateral to perfect and maintain the security interest granted hereunder without the signature or any further authorization of Company, Tenant or any Subtenant.  Secured Party intends to file financing statements electronically to the extent permitted by the applicable filing offices.  As a courtesy, Secured Party may provide sample hard copies to Tenant and its legal counsel of the initial financing statements but the appearance and content of the actual filings displayed or printed by each filing office may vary from the sample copies.

23.3        Notice of Sale.  With respect to any sale or other disposition of any of the Collateral after the occurrence of an Event of Default, Secured Party, Company, Tenant and each Subtenant agree that the giving of five days’ notice by Secured Party, sent by overnight delivery, postage prepaid, to Company’s, Tenant’s or Subtenant’s notice address designating the time and place of any public sale or the time after which any private sale or other intended disposition of such Collateral is to be made, shall be deemed to be reasonable notice thereof and Tenant and each Subtenant waive any other notice with respect thereto.

23.4        Recharacterization.  Except as otherwise required by applicable law or any accounting rules or regulations, Landlord and Tenant hereby acknowledge and agree that this Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan, and that Landlord shall be entitled to all the benefits of ownership of the Leased Property, including depreciation for all federal, state and local tax purposes.  However, if despite the parties’ intent, it is determined or adjudged by a court for any reason that this Lease is not a true operating lease or if this Lease is recharacterized as a financing arrangement, then this Lease shall be considered a secured financing agreement and Landlord’s title to the Leased Property shall constitute a perfected first priority lien in Landlord’s favor on the Leased Property to secure the payment and performance of all the Obligor Group Obligations.

ARTICLE 24.  MISCELLANEOUS

24.1        Notices.  Landlord, Tenant and Subtenant hereby agree that all notices, demands, requests, and consents (hereinafter “notices”) required to be given pursuant to the terms of this Lease shall be in writing, shall be addressed to the addresses set forth in the introductory paragraph of this Lease, and shall be served by [i] personal delivery; [ii] certified mail, return receipt requested, postage prepaid; or [iii] nationally recognized overnight courier.  Notices to any Subtenant should be sent c/o Tenant at Tenant’s address set forth in the introductory paragraph.  All notices shall be deemed to be given upon the earlier of actual receipt or three days after mailing, or one Business Day after deposit with the overnight courier.  Any notices meeting the requirements of this section shall be effective, regardless of whether or not actually received.  Landlord or Tenant may change its notice address at any time by giving the other party notice of such change.  Landlord shall use reasonable efforts to provide copies of any such notices which Landlord deems material to Tenant’s counsel at the addresses following; provided, however, that the failure to provide any such copy shall not affect the efficacy of such notice to Tenant.

Neil L. Rock, Partner

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036-6522

Beth G. Hungate-Noland

Williams Mullen

200 S. 10th Street, Suite 1600

Richmond, VA 23219

24.2        Advertisement of Leased Property.  In the event Tenant has not exercised its option to renew this Lease, Landlord or its agent shall have the right to enter the Leased Property at all reasonable times during the last two years of the Term for the purpose of exhibiting the Leased Property to others and to place upon the Leased Property “for sale” or “for rent” notices or signs.

24.3        Entire Agreement.  This Lease contains the entire agreement between Landlord and Tenant with respect to the subject matter hereof.  No representations, warranties, and agreements have been made by Landlord except as set forth in this Lease.  No oral agreements or understandings between Landlord and Tenant shall survive execution of this Lease.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that the 2014 Consent and Amendment Agreement shall survive the execution and delivery hereof.

24.4        Severability.  If any term or provision of this Lease is held or deemed by Landlord to be invalid or unenforceable, such holding shall not affect the remainder of this Lease and the same shall remain in full force and effect, unless such holding substantially deprives Tenant of the use of the Leased Property or Landlord of the rents herein reserved, in which event this Lease shall forthwith terminate as if by expiration of the Term.

24.5        Captions and Headings.  The captions and headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

24.6        Governing Law.  This Lease shall be governed by and construed in accordance with the laws of the State of Delaware, except as to matters under which the laws of a State in which a respective Facility is located, or under applicable procedural conflicts of laws rules, require the application of laws of such other State, in which case the laws or conflicts of laws rules, as the case may be, of such State shall govern to the extent required.

24.7        Memorandum of Lease.  Tenant shall not record this Lease.  Tenant shall, however, record a memorandum of lease approved by Landlord upon Landlord’s request.

24.8        Waiver.  No waiver by Landlord of any condition or covenant herein contained, or of any breach of any such condition or covenant, shall be held or taken to be a waiver of any subsequent breach of such covenant or condition, or to permit or excuse its continuance or any future breach thereof or of any condition or covenant, nor shall the acceptance of Rent by Landlord at any time when Tenant or Subtenant is in default in the performance or observance of any condition or covenant herein be construed as a waiver of such default, or of Landlord’s right to terminate this Lease or exercise any other remedy granted herein on account of such existing default.

24.9        Binding Effect.  This Lease will be binding upon and inure to the benefit of the heirs, successors, personal representatives, and permitted assigns of Landlord, Tenant and Subtenant.

24.10      No Offer.  Landlord’s submission of this Lease to Tenant is not an offer to lease the Leased Property, or an agreement by Landlord to reserve the Leased Property for Tenant.  Landlord will not be bound to Tenant until Tenant has duly executed and delivered duplicate original leases to Landlord, and Landlord has duly executed and delivered one of these duplicate original leases to Tenant.

24.11      Modification.  This Lease may only be modified by a writing signed by both Landlord and Tenant.  All references to this Lease, whether in this Lease or in any other document or instrument, shall be deemed to incorporate all amendments, modifications and renewals of this Lease, made after the date hereof.  If Tenant requests Landlord’s consent to any change in ownership, merger or consolidation of Tenant, Subtenant or Guarantor, any assumption of the Lease, or any modification of the Lease, Tenant shall provide Landlord all relevant information and documents sufficient to enable Landlord to evaluate the request.  In connection with any such request, Tenant shall pay to Landlord a fee in the amount of $2,500.00 and shall pay all of Landlord’s reasonable attorney’s fees and expenses and other reasonable out-of-pocket expenses incurred in connection with Landlord’s evaluation of Tenant’s request, the preparation of any documents and amendments, the subsequent amendment of any documents between Landlord and its collateral pool lenders (if applicable), and all related matters.

24.12      Landlord’s Modification.  Tenant acknowledges that Landlord may mortgage the Leased Property or use the Leased Property as collateral for collateralized mortgage obligations or Real Estate Mortgage Investment Companies (REMICS).  If any mortgage lender of Landlord desires any modification of this Lease, Tenant agrees to consider such modification and to execute an amendment of this Lease, at Landlord’s cost and expense, if Tenant finds such modification acceptable, such finding not to be unreasonably withheld; provided that this §24.12 shall not be deemed to require Tenant to enter into any such amendment to the extent that the same would decrease Tenant’s rights or increase Tenant’s obligations hereunder.

24.13      No Merger.  The surrender of this Lease by Tenant or the cancellation of this Lease by agreement of Tenant and Landlord or the termination of this Lease on account of Tenant’s default will not work a merger, and will, at Landlord’s option, terminate any subleases or operate as an assignment to Landlord of any subleases.  Landlord’s option under this paragraph will be exercised by notice to Tenant and all known subtenants of the Leased Property.

24.14      Laches.  No delay or omission by either party hereto to exercise any right or power accruing upon any noncompliance or default by the other party with respect to any of the terms hereof shall impair any such right or power or be construed to be a waiver thereof.

24.15      Limitation on Tenant’s Recourse.  Tenant’s sole recourse against Landlord, and any successor to the interest of Landlord in the Leased Property, is to the interest of Landlord, and any such successor, in the Leased Property.  Tenant will not have any right to satisfy any judgment which it may have against Landlord, or any such successor, from any other assets of Landlord, or any such successor.  In this section, the terms “Landlord” and “successor” include the shareholders, venturers, and partners of “Landlord” and “successor” and the officers, directors, and employees of the same.  The provisions of this section are not intended to limit Tenant’s right to seek injunctive relief or specific performance.

24.16      Construction of Lease.  This Lease has been prepared by Landlord and its professional advisors and reviewed by Tenant and its professional advisors.  Landlord, Tenant, and their advisors believe that this Lease is the product of all their efforts, that it expresses their agreement, and agree that it shall not be interpreted in favor of either Landlord or Tenant or against either Landlord or Tenant merely because of their efforts in preparing it.

24.17      Counterparts.  This Lease may be executed in multiple counterparts, each of which shall be deemed an original hereof.

24.18      Landlord’s Consent.  Whenever Landlord’s consent is required under this Lease, such consent shall be in writing and shall not be unreasonably withheld or delayed.

24.19      Custody of Escrow Funds.  Any funds paid to Landlord in escrow hereunder may be held by Landlord or, at Landlord’s election, by a financial institution, the deposits or accounts of which are insured or guaranteed by a federal or state agency.  The funds shall not be deemed to be held in trust, may be commingled with the general funds of Landlord or such other institution, and shall not bear interest.

24.20      Landlord’s Status as a REIT.  Tenant acknowledges that Landlord (or a Landlord Affiliate) has elected and may hereafter elect to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code.

24.21      Exhibits.  All of the exhibits referenced in this Lease are attached hereto and incorporated herein.

24.22      WAIVER OF JURY TRIAL.  LANDLORD, TENANT AND SUBTENANT WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ON ALL MATTERS ARISING OUT OF THIS LEASE OR THE USE AND OCCUPANCY OF THE LEASED PROPERTY (EXCEPT CLAIMS FOR PERSONAL INJURY OR PROPERTY DAMAGE).  IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING FOR NONPAYMENT OF RENT, TENANT AND SUBTENANT WILL NOT INTERPOSE, AND WAIVE THE RIGHT TO INTERPOSE, ANY COUNTERCLAIM IN ANY SUCH PROCEEDING.

24.23      CONSENT TO JURISDICTION.  TENANT AND SUBTENANT HEREBY IRREVOCABLY SUBMIT AND CONSENT TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING JURISDICTION OVER LUCAS COUNTY, OHIO OR NEW CASTLE COUNTY, DELAWARE OR ANY COUNTY IN WHICH A FACILITY IS LOCATED, FOR ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO [I] THIS LEASE; OR [II] ANY DOCUMENT EXECUTED BY TENANT OR SUBTENANT IN CONNECTION WITH THIS LEASE.  TENANT AND SUBTENANT HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT TENANT AND SUBTENANT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  TENANT AND SUBTENANT AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR

PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

LANDLORD, TENANT AND SUBTENANT AGREE NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST ANOTHER PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT OR PROPERTY OF ANOTHER PARTY, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS LEASE OR ANY RELATED DOCUMENT IN ANY COURT OTHER THAN A STATE OR FEDERAL COURT HAVING JURISDICTION OVER LUCAS COUNTY, OHIO, NEW CASTLE COUNTY, DELAWARE OR ANY COUNTY IN WHICH A FACILITY IS LOCATED.

TENANT AND SUBTENANT HEREBY CONSENT TO SERVICE OF PROCESS BY LANDLORD IN ANY MANNER AND IN ANY JURISDICTION PERMITTED BY LAW.  NOTHING HEREIN SHALL AFFECT OR IMPAIR LANDLORD’S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW, OR LANDLORD’S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST TENANT, SUBTENANT OR THE PROPERTY OF TENANT OR SUBTENANT IN THE COURTS OF ANY OTHER JURISDICTION.

24.24      Attorney’s Fees and Expenses.  Tenant shall pay to Landlord all reasonable costs and expenses incurred by Landlord in administering this Lease and the security for this Lease, enforcing or preserving Landlord’s rights under this Lease and the security for this Lease, and in all matters of collection, whether or not an Event of Default has actually occurred or has been declared and thereafter cured, including, but not limited to, [a] reasonable attorney’s and paralegal’s fees and disbursements; [b] the fees and expenses of any litigation, administrative, bankruptcy, insolvency, receivership and any other similar proceeding; [c] court costs; [d] the expenses of Landlord, its employees, agents, attorneys and witnesses in preparing for litigation, administrative, bankruptcy, insolvency and other proceedings and for lodging, travel, and attendance at meetings, hearings, depositions, and trials; and [e] consulting and witness fees and expenses incurred by Landlord in connection with any litigation or other proceeding; provided, however, Landlord’s internal bookkeeping and routine lease servicing costs are not payable by Tenant; provided further, however, in any action or proceeding brought by Landlord or Tenant, the substantially prevailing party shall be entitled to recover from the other party all reasonable costs and expenses incurred by the substantially prevailing party in enforcing or preserving its rights under this Lease.  Nothing in this §24.24 shall require Tenant to pay Landlord for the costs and expenses incurred by Landlord in negotiating this Lease.

24.25      Execution.  Company, HCN and Subtenant have joined in the execution of this Lease to acknowledge that such parties are subject to and bound by the terms of the Lease applicable to such parties.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Lease or caused the same to be executed by their respective duly authorized officers as of the date first set forth above.

FC-GEN REAL ESTATE, LLC

By:	Genesis Healthcare Holding Company I, Inc.,
Signature	/s/ Jaclyn R. Starr	its sole member
Print Name Jaclyn R. Starr
By:	/s/ Erin C. Ibele
Signature	/s/ Carmen L. Miller	Erin C. Ibele, Executive Vice President, Head of
Print Name Carmen L. Miller	Human Capital and Corporate Secretary

HEALTH CARE REIT, INC.

Signature	/s/ Jaclyn R. Starr	By:	/s/ Erin C. Ibele
Print Name Jaclyn R. Starr	Erin C. Ibele, Executive Vice President, Head of
Human Capital and Corporate Secretary
Signature	/s/ Carmen L. Miller
Print Name Carmen L. Miller	(Signing only for thepurpose of accepting §1.5 appointment of agency and agreeing to Secured Party obligations.)

GENESIS OPERATIONS LLC

Signature	/s/ Allison Elicier	By:	/s/ Michael S. Sherman
Print Name Allison Elicier	Michael S. Sherman,
Secretary

Signature	/s/ Kathy Kovach	Tax I.D. No.:26-0787826
Print Name Kathy Kovach

FC-GEN OPERATIONS INVESTMENT, LLC

Signature	/s/ Allison Elicier		By:	/s/ Michael S. Sherman
Print Name Allison Elicier				Michael S. Sherman
Title: Secretary
Signature	/s/ Kathy Kovach
Print Name Kathy Kovach		Tax I.D. No.:27-3237005

EACH SUBTENANT LISTED ONEXHIBIT C HERETO

Signature	/s/ Allison Elicier	By:	/s/ Michael S. Sherman
Print Name Allison Elicier			Michael S. Sherman,
Secretary
Signature	/s/ Kathy Kovach
Print Name Kathy Kovach